UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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Notice of Annual Meeting of Shareholders and

Proxy

Statement

December 12, 2016 at 10:00 a.m. Pacific Time

Cisco campus in Building 9

260 East Tasman Drive

San Jose, California 95134

October 19, 2016

Dear Cisco Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held on the Cisco campus in Building 9 located at 260 East Tasman Drive, San Jose, California on Monday, December 12, 2016 at 10:00 a.m. Pacific Time.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement. You will find a Proxy Summary starting on the first page of the Proxy Statement, and you will find a map with directions to the annual meeting on the final page of the Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

We look forward to seeing you at the annual meeting.

Charles H. Robbins

Chief Executive Officer

San Jose, California

Your Vote is Important

See section entitled “Voting via the Internet, by Telephone or by Mail” on page 67 of the Proxy Statement for detailed information regarding voting instructions.

Notice of Annual Meeting of Shareholders

Date	December 12, 2016

Time	10:00 a.m. Pacific Time

Place	Cisco campus in Building 9 260 East Tasman Drive San Jose, California 95134

Record date	October 14, 2016

Items of business

•     To elect to Cisco’s Board of Directors the following eleven nominees presented by the Board of Directors: Carol A. Bartz, M. Michele Burns, Michael D. Capellas, John T. Chambers, Amy L. Chang, Dr. John L. Hennessy, Dr. Kristina M. Johnson, Roderick C. McGeary, Charles H. Robbins, Arun Sarin and Steven M. West

• To vote on a non-binding advisory resolution to approve executive compensation

• To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017

• To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting

• To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof

Proxy voting

Whether or not you plan to attend the annual meeting, please vote as soon as possible. Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 67 of the Proxy Statement for a description of how to vote in advance of the meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive office.

By Order of the Board of Directors

Evan Sloves

Secretary

San Jose, California

October 19, 2016

Proxy Statement for

2016 Annual Meeting of Shareholders

Proxy Summary

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Monday, December 12, 2016, on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about October 24, 2016 to shareholders entitled to vote at the annual meeting.

This summary highlights selected information about the items to be voted on at the annual meeting and information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote, and you should read the entire proxy statement carefully before voting. For more complete information about these topics, please review our Annual Report on Form 10-K and the entire Proxy Statement.

Annual Meeting Proposals

Proposal	Recommendation of the Board	Page
1 — Election of Directors	FOR each of the nominees	8
2 — Advisory Vote to Approve Executive Compensation	FOR	21
3 — Ratification of Independent Registered Public Accounting Firm	FOR	53
4 — Shareholder Proposal	AGAINST	58
5 — Shareholder Proposal	AGAINST	61
6 — Shareholder Proposal	AGAINST	63

Corporate Governance Highlights

Cisco’s Board of Directors is composed of skilled and diverse directors and has established robust corporate governance practices and policies in order to promote strong shareholder returns. The Board believes strongly in the value of an independent board of directors. Cisco has established a Lead Independent Director role with broad authority and responsibility, which is currently filled by Ms. Bartz. Mr. Chambers stepped down as Chief Executive Officer (“CEO”) on July 25, 2015, and Mr. Robbins became CEO effective as of July 26, 2015. Mr. Chambers now serves as our Executive Chairman. See the “Corporate Governance” section starting on page 3 for more information on the following:

•	Our corporate governance policies and practices and where you can find key information regarding our corporate governance initiatives

•	Our balanced Board leadership structure and qualifications, including a Lead Independent Director, with over 80% of the members being independent

•

Our shareholder engagement during fiscal 2016, during which we engaged with shareholders on a variety of topics, including our corporate governance practices such as proxy access, board refreshment and composition, public policy engagements, sustainability initiatives, our executive compensation program, and other matters of shareholder interest

Executive Compensation Highlights

Our executive compensation program demonstrates the pay for performance philosophy of our Compensation and Management Development Committee (“Compensation Committee”) and reflects the feedback of shareholders from our outreach efforts. See the “Compensation Committee Matters” section starting on page 21 for more information.

The following charts summarize the major elements of target total direct compensation for our CEO and our other named executive officers as a group for fiscal 2016, and demonstrate our continued pay for performance philosophy. 74% of target annual total direct compensation for the CEO was at-risk and performance-based and approximately 70% of target annual total direct compensation for the other named executive officers was at-risk and performance-based. Cisco’s named executive officers (“NEOs”) for fiscal 2016 are the CEO, the Chief Financial Officer (“CFO”), and the three most highly compensated executive officers (other than CEO and CFO), who were serving as executive officers at the end of fiscal 2016.

Cisco’s executive officers are compensated in a manner consistent with shareholder interests and sound corporate governance principles as summarized below.

Shareholder Engagement and Alignment

•	We engage with our shareholders on executive compensation matters on a regular basis and incorporate shareholder feedback in structuring executive compensation

•	We have mandatory stock ownership guidelines for executive officers and non-employee directors

Independent Compensation Committee

•	Our Compensation Committee consists 100% of independent directors

•	Our Compensation Committee reviews risks related to our compensation program on an annual basis

•	Our Compensation Committee directly retains an independent outside compensation consultant

Strong Pay for Performance Alignment and Compensation Governance

•

We focus on aligning pay with performance through the use of variable cash incentive awards and performance-based restricted stock units (“PRSUs”), which comprised 75% of our named executive officer equity awards during fiscal 2016

•

We align pay with company performance through the use of equity awards for executive officers that are based on financial metrics that drive shareholder value and multi-year total shareholder return goals

•

We have a robust recoupment policy related to our cash awards, and our equity plans provide for forfeiture of awards by executive officers if they participate in activities detrimental to Cisco or are terminated for misconduct

•

We prohibit hedging transactions, short-sales or other speculative transactions by employees and directors, and prohibit the pledging of securities in margin accounts or as collateral for loans by executive officers and directors

•	We prohibit repricing or repurchasing underwater equity awards

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Cisco is committed to shareholder-friendly corporate governance and the Board of Directors has adopted clear corporate policies that promote excellence in corporate governance. We have adopted policies and practices that are consistent with our commitment to transparency and best-in-class practices, as well as to ensure compliance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the listing requirements of NASDAQ, and applicable corporate governance requirements. Key corporate governance policies and practices include:

•	The Board of Directors has held annual elections of directors since Cisco’s initial public offering

•	The Board of Directors has adopted majority voting for uncontested elections of directors

•	A majority of the Board of Directors is independent of Cisco and its management

•	The Board of Directors has a robust Lead Independent Director role

•	The independent members of the Board of Directors meet regularly without the presence of management

•	Shareholders may recommend a director nominee to Cisco’s Nomination and Governance Committee

•	Shareholders that meet standard eligibility requirements may submit director candidates for election in Cisco’s proxy statement through its proxy access bylaw provision

•	Shareholders have the right to take action by written consent

•	Shareholders have the right to call a special meeting

•	No poison pill

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities

•	Cisco has a clear Code of Business Conduct (“COBC”) that is monitored by Cisco’s ethics office and is annually affirmed by its employees

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters

•	Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer

•	Cisco’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s corporate governance policies, Cisco’s COBC and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Independent board members have consistently comprised over 75% of the members of Cisco’s Board of Directors. All members of the key board committees—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management; the Lead Independent Director chairs those meetings. Ms. Bartz currently serves as Lead Independent Director and Mr. Chambers currently serves as Cisco’s Executive Chairman.

The Board of Directors believes that it should maintain flexibility to select Cisco’s Chairman and board leadership structure from time to time. Our policies do not preclude the chief executive officer from also serving as Chairman of the Board, and Mr. Chambers, our former CEO, served in both positions until his retirement as CEO in July 2015. Mr. Chambers, an employee director, serves now as Cisco’s Executive Chairman. During fiscal 2016, Mr. Chambers’ responsibilities as Executive Chairman included Board of Directors leadership, leading key country digitization initiatives and key customer engagement, as requested by the CEO, and advising the CEO.

The Board of Directors believes that this leadership structure with a strong Lead Independent Director provides balance and currently is in the best interest of Cisco and its shareholders. The role given to the Lead Independent Director helps ensure a strong independent and active board, while Mr. Chambers’ continued engagement enables Cisco and the Board to continue to benefit from his skills and expertise, including his extensive knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods. In addition, Ms. Bartz’s role as Lead Independent Director includes facilitating the Board’s performance evaluation of the CEO in conjunction with the Compensation Committee.

The Lead Independent Director is elected by and from the independent directors. Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following responsibilities, as set forth in the Board of Directors’ corporate governance policies:

•	authority to call meetings of the independent directors

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including sessions of the independent directors

•	serving as principal liaison between the independent directors and the Chairman and CEO

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict

•

reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity and timeliness of such information)

•	being available, as appropriate, for consultation and direct communication with major shareholders

•	presiding over the annual self-evaluation of the Board of Directors

Shareholder Engagement

At Cisco, we recognize the importance of regular and transparent communication with our shareholders. Each year, we continually engage with a significant portion of shareholders that include our top institutional investors. In fiscal 2016, we held meetings and conference calls with investors representing approximately 44% of our outstanding shares. We engaged with these shareholders on a variety of topics, including our corporate governance practices such as proxy access, board refreshment and composition, public policy engagements, sustainability initiatives, our executive compensation program, and other matters of shareholder interest.

Proxy Access

At Cisco’s 2015 annual meeting, a non-binding proxy access shareholder proposal received the support of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting. The proposal asked the Board of Directors to adopt, and present for shareholder approval, amendments to Cisco’s bylaws that would require Cisco to include in its proxy materials nominees for director proposed by a shareholder or group of shareholders owning at least 3% of Cisco’s outstanding shares continuously for at least three years, with the number of candidates appearing in the proxy not to exceed one quarter.

During the summer of 2016, Cisco, including its Executive Chairman, after extensive outreach engaged with investors representing over 34% of shares outstanding to discuss Cisco’s potential adoption of proxy access, among other governance matters. Substantially all of the shareholders Cisco engaged with supported the basic elements of Cisco’s proposed bylaw amendments which would permit a shareholder, or a group of up to 20 shareholders (provided that funds under common management are treated as a single shareholder), owning continuously for at least three years a number of Cisco’s shares that constitutes at least 3% of Cisco’s outstanding shares, to nominate and include in Cisco’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors. Shareholders expressed a preference for provisions that (1) permit share lending, (2) do not contain limits on resubmission of failed nominees, and (3) do not have restrictions on third-party compensation (noting that requiring disclosure of third-party compensation arrangements would be acceptable). Shareholders expressed flexibility concerning many other secondary proxy access provisions including (1) counting directors nominated as proxy access candidates who are elected and renominated by the Board of Directors when determining the limit on proxy access candidates for a limited number of years, and (2) restricting proxy access at the same annual meeting for which a nomination notice outside of proxy access has been submitted by another shareholder.

The detailed feedback received from shareholders was reported to Cisco’s Nomination and Governance Committee and to the Board of Directors. Following a robust review of that feedback, corporate governance best practices and trends, and Cisco’s particular facts and circumstances, in July 2016, the Board of Directors therefore adopted amendments to Cisco’s bylaws to allow a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years a number of Cisco shares that constitutes at least 3% of Cisco’s outstanding shares, to nominate and include in Cisco’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors. The amended bylaws specifically allow funds under common management to be treated as a single shareholder, and permit share lending with a five day recall. They do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.

Board Refreshment

Cisco regularly evaluates the need for board refreshment. The Nomination and Governance Committee, and the Board, are focused on identifying individuals whose skills and experiences will enable them to make meaningful contributions to the shaping of Cisco’s business strategy. In October 2016, the Board appointed Amy L. Chang to the Board upon the recommendation of the Nomination and Governance Committee. For more information on Ms. Chang’s skills and experience, see “Proposal No. 1—Election of Directors.”

As part of its consideration of director succession, the Nomination and Governance Committee from time to time reviews, including when considering potential candidates, the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Additionally, due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives.

The first graph below summarizes key qualifications, skills and attributes that we believe are most relevant to the decision to nominate candidates to serve on the Board of Directors and the prevalence of those characteristics on Cisco’s Board. The Nomination and Governance Committee, and the Board, will also regularly evaluate the key qualifications, skills and attributes required in order to effectively refresh the Board with engaged and dynamic leaders with a proven business track record who will bring fresh perspectives to the Board while maintaining the productive working dynamics and collegiality of the Board. The second graph below shows tenure of Cisco’s Board.

See the “Proposal No. 1—Election of Directors—Board Meetings and Committees—Nomination and Governance Committee” section in this Proxy Statement for more information on the process and procedures related to the Board nomination process.

Public Policy Engagements

Information about Cisco’s public policy engagement approach, including its policy priorities, the limitations it imposes on itself relating to public policy-related activities, and the manner in which it discloses its public policy efforts, is disclosed on Cisco’s public website on a webpage entitled “Cisco’s Public Policy Engagements”

http://www.cisco.com/c/en/us/about/government-affairs/government-policy-issues/public-policy-engagements.html.

In part as a result of proactive engagement with its shareholders, Cisco regularly reviews and updates this webpage. For example, in fiscal 2016 Cisco expanded disclosure around payments to trade associations, industry groups and certain other organizations, and in fiscal 2017 Cisco included links to its federal lobbying disclosure reports.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation Committee, except for spam, junk mail, mass mailings, product or service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

BOARD OF DIRECTORS

Proposal No. 1 — Election of Directors

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. Each of the current directors, other than Brian L. Halla, has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for election. Mr. Halla was not eligible to be renominated for election under Cisco’s age limit policy. The policy provides that no individual will be eligible to be nominated or renominated for election to the Board of Directors after his or her 70th birthday. Mr. Halla intends to serve on the Board of Directors through the date of the annual meeting.

The Board of Directors appointed Amy L. Chang to the Board in October 2016 upon the recommendation of the Nomination and Governance Committee. Ms. Chang was brought to the attention of the Nomination and Governance Committee as a potential candidate by a third-party search firm. The authorized number of directors is presently twelve, and in connection with the election of directors at the annual meeting the authorized number of directors is being reduced to eleven.

Director Nominees	Positions and Offices Held with Cisco	Age	Director Since	Other Public Company Boards
Carol A. Bartz	Lead Independent Director	68	1996	—
M. Michele Burns	Director	58	2003	4
Michael D. Capellas	Director	62	2006	1
John T. Chambers	Executive Chairman	67	1993	—
Amy L. Chang	Director	39	2016	1
Dr. John L. Hennessy	Director	64	2002	1
Dr. Kristina M. Johnson	Director	59	2012	2
Roderick C. McGeary	Director	66	2003	2
Charles H. Robbins	CEO and Director	50	2015	—
Arun Sarin	Director	61	2009	3
Steven M. West	Director	61	1996	1

Business Experience and Qualifications of Nominees

Ms. Bartz, 68, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. from January 2009 to September 2011 and as President of Yahoo! from April 2009 to September 2011. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz also has previously served on the boards of AirTouch Communications, Inc., BEA Systems, Inc., Cadence Design Systems, Inc., Intel Corporation, the New York Stock Exchange and Network Appliance, Inc.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with marketing, operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Ms. Burns, 58, has been a member of the Board of Directors since November 2003. She has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. She served as the Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from October 2011 to February 2014. From September 2006 to October 2011, Ms. Burns served as Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh & McLennan Companies, Inc. in March 2006 as Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, where she successfully helped Mirant restructure and emerge from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of

Chief Financial Officer in 2000 and holding that position through April 2004. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also currently serves on the boards of directors of Alexion Pharmaceuticals, Inc., Anheuser-Busch InBev SA/NV, Etsy, Inc. and The Goldman Sachs Group, Inc. She previously served as a director of Wal-Mart Stores, Inc., ending in 2013.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies. Through her experience gained as chief executive officer of Mercer, she brings expertise in global and operational management, including a background in organizational leadership and human resources. Ms. Burns also has experience serving as a public company outside director.

Mr. Capellas, 62, has been a member of the Board of Directors since January 2006. He has served as founder and Chief Executive Officer of Capellas Strategic Partners since November 2012. He served as Chairman of the Board of VCE Company, LLC from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves on the board of directors of Flextronics International Ltd. (“Flextronics”).

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, sales, marketing, and finance.

Mr. Chambers, 67, has been a member of the Board of Directors since November 1993. He has served as Chairman of the Board of Directors since November 2006. Mr. Chambers, who was appointed Executive Chairman in July 2015, served as Cisco’s Chief Executive Officer from January 1995 until July 2015, and he also served as President from January 1995 to November 2006. He joined Cisco as Senior Vice President in January 1991 and was promoted to Executive Vice President in June 1994, prior to assuming the roles of President and Chief Executive Officer in January 1995. Before joining Cisco, Mr. Chambers was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers led Cisco for more than 20 years. During his tenure as Chief Executive Officer, Cisco’s annual revenue grew from $2.0 billion in fiscal 1995 to $49.2 billion in fiscal 2015. Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, technology, people, customers, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Ms. Chang, 39, has been a member of the Board of Directors since October 2016. She has served as the Chief Executive Officer and Founder of Accompany, Inc., a relationship intelligence platform company, since May 2013. Prior to founding Accompany, Ms. Chang was with Google Inc. from July 2005 to November 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, Ms. Chang held product management and strategy positions at eBay Inc. from May 2003 to June 2005. She also previously served as a consultant with McKinsey & Company, specializing in semiconductors, software and services. Ms. Chang also currently serves on the board of directors of Splunk Inc. She previously served as a director of Informatica Corporation, ending in 2015.

Ms. Chang brings to the Board of Directors an engineering background as well as leadership experience, including service as the chief executive and founder of a private technology company and a former global division leader for a publicly-traded technology company. Through this experience, she has developed expertise in several valued areas including go-to-market strategy and product management. Ms. Chang also has experience as a public company outside director.

Dr. Hennessy, 64, has been a member of the Board of Directors since January 2002. He served as President of Stanford University from September 2000 until August 2016. He currently serves as the inaugural Shriram Family Director of the Knight-Hennessy Scholars program at Stanford University. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently serves on the board of directors of Alphabet Inc.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Dr. Johnson, 59, has been a member of the Board of Directors since August 2012. Dr. Johnson is the Chief Executive Officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded in January 2011 and I Squared Capital, a private equity firm. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. She holds 119 U.S. and international patents and has received the John Fritz Medal, widely considered the highest award given in the engineering profession. Dr. Johnson was inducted into the National Inventors Hall of Fame in 2015 and she is also a member of the National Academy of Engineering. Dr. Johnson currently serves on the boards of directors of Boston Scientific Corporation and The AES Corporation.

Dr. Johnson brings to the Board of Directors an engineering background as well as expertise in science, technology, business, education and government. In addition, she has leadership and management experience, both in an academic context as provost and dean of nationally recognized academic institutions and in a corporate context as a board member of public technology companies.

Mr. McGeary, 66, has been a member of the Board of Directors since July 2003. He served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997, he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the boards of directors of PACCAR Inc. and Raymond James Financial, Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Robbins, 50, has been a member of the Board of Directors since May 2015. He has served as Chief Executive Officer since July 2015. He joined Cisco in December 1997, from which time until March 2002 he held a number of managerial positions within Cisco’s sales organization. Mr. Robbins was promoted to Vice President in March 2002, assuming leadership of Cisco’s U.S. channel sales organization. Additionally, in July 2005 he assumed leadership of Cisco’s Canada channel sales organization. In December 2007, Mr. Robbins was promoted to Senior Vice President, U.S. Commercial, and in August 2009 he was appointed Senior Vice President, U.S. Enterprise, Commercial and Canada. In July 2011, Mr. Robbins was named Senior Vice President, Americas. In October 2012, Mr. Robbins was promoted to Senior Vice President, Worldwide Field Operations, in which position he served until assuming the role of Chief Executive Officer.

Mr. Robbins brings to the Board of Directors extensive industry, company and operational experience acquired from leading Cisco’s global sales and partner teams. He has a thorough knowledge of Cisco’s segments, technology areas, geographies and competition. He has a proven track record of driving results and played a key role in leading and executing many of Cisco’s investments and strategy shifts to meet its growth initiatives.

Mr. Sarin, 61, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003, he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999, he was the President of AirTouch Communications, Inc. Prior to that, from April 1994 to February 1997, he served as President and Chief Executive Officer of AirTouch International. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group, which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Accenture plc, Blackhawk Network Holdings, Inc. and The Charles Schwab Corporation. Mr. Sarin served as a Senior Advisor at Kohlberg Kravis Roberts & Co. from October 2009 to October 2014. He previously served as a director of Safeway, Inc., ending in 2015. In 2010, Mr. Sarin was named an Honorary Knight of the British Empire for services to the communications industry.

Mr. Sarin provides to the Board of Directors a telecommunications industry and technology background, as well as leadership skills, including through his global chief executive experience at Vodafone Group Plc. He also provides an international perspective as well as expertise in general management, finance, marketing and operations. Mr. Sarin also has experience as a director, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries.

Mr. West, 61, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. Mr. West is a member of the National Association of Corporate Directors and a frequent speaker on audit-related issues. In addition, Mr. West has knowledge of Cisco acquired through more than 20 years of service on the Board of Directors.

The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board of Directors. A mark indicates a specific area of focus or experience on which the Board relies most. The lack of a mark does not mean the director nominee does not possess that qualification or skill. Each director nominee biography above in this section describes each nominee’s qualifications and relevant experience in more detail.

Director Nominees	Leadership	Technology	Financial Experience	Global Business	Gender/ Ethnic Diversity	Sales and Marketing	Academia	Public Company Board Experience
Carol A. Bartz
M. Michele Burns
Michael D. Capellas
John T. Chambers
Amy L. Chang
Dr. John L. Hennessy
Dr. Kristina M. Johnson
Roderick C. McGeary
Charles H. Robbins
Arun Sarin
Steven M. West

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers and Mr. Robbins is independent under the criteria established by NASDAQ for director independence. All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee and the members of the Compensation Committee meet the additional independence criteria required for membership on those committees under applicable NASDAQ listing standards.

The NASDAQ criteria include a subjective test and various objective standards, such as that the director is not an employee of Cisco. Mr. Chambers and Mr. Robbins are not deemed independent because each is a Cisco employee. The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each independent director, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods, except as described below.

For each of the independent directors, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered certain relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration under the subjective test. The Board of Directors determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director.

The following is a description of the two relationships in which a director serves as an outside board member of other companies and in which payments by Cisco exceeded 1% of the recipient’s annual revenues:

•	Mr. Capellas is a member of the board of directors of Flextronics. Cisco has ordinary course commercial relationships with Flextronics, including design, manufacturing and after-market services.

•

Mr. Capellas is a member of the board of directors of MuleSoft, Inc. Cisco has procured and also resells software subscriptions and associated services from MuleSoft. Cisco is also a strategic investor in MuleSoft.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management (“ERM”) program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The ERM program leverages the annual risk assessment performed by Cisco’s internal audit function. The structure of the ERM program includes both an ERM operating committee that focuses on risk management-related topics, as well as, an ERM executive committee consisting of members of senior management. The ERM operating committee conducts global risk reviews and generally provides quarterly updates to the ERM executive committee.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM from the chair of the ERM operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed in the “Compensation and Management Development Committee” and “Compensation Discussion and Analysis” sections in this Proxy.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above in the “Board Leadership Structure” section facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Meetings and Committees

During fiscal 2016, the Board of Directors held 7 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Nine of Cisco’s directors who were then serving on the Board of Directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com.

The members of the committees and their independence status, as of the date of this Proxy Statement, and the number of committee meetings during fiscal 2016 are identified in the following table.

Directors	Independent	Audit Committee	Compensation Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz				Chair
M. Michele Burns
Michael D. Capellas					Chair	Chair
John T. Chambers
Amy L. Chang
Brian L. Halla
Dr. John L. Hennessy
Dr. Kristina M. Johnson
Roderick C. McGeary			Chair
Charles H. Robbins
Arun Sarin
Steven M. West		Chair
Number of Committee Meetings		16	7	5	6	11

Audit Committee

The Audit Committee is directly responsible for the appointment, retention and oversight of the independent accountants. The Audit Committee is also responsible for reviewing the financial information which will be provided to shareholders and others, including the quarterly and year-end financial results, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm, overseeing and reviewing related party transactions, and establishing procedures for the receipt, retention, and treatment of complaints received by Cisco regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee reviews the responsibilities and activities of each of the Governance, Risk and Controls Department, and the Compliance Office. The Audit Committee also meets separately in periodic executive sessions with each of management, the head of Cisco’s internal audit function, and the independent registered public accounting firm. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee reviews and approves Cisco’s compensation to executive officers. The Compensation Committee also reviews matters related to succession planning, including review and approval of CEO succession planning. Each member of this committee is an independent director under applicable NASDAQ listing standards, including the additional independence requirements specific to compensation committee membership, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to help ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2016, the Compensation Committee performed these oversight responsibilities and duties by, among other things, conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. For additional information regarding the Compensation Committee’s risk management review, see the “Compensation Discussion and Analysis — Compensation Philosophy” section.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. FWC performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. Each member of this committee is an independent director under applicable NASDAQ listing standards.

As part of its consideration of director succession, the Nomination and Governance Committee from time to time reviews, including when considering potential candidates, the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. Additionally, due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. The brief biographical description of each nominee and the matrix set forth in the “Business Experience and Qualifications of Nominees” section includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

Shareholders may recommend a director nominee to Cisco’s Nomination and Governance Committee. In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2017 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 26, 2017 and August 25, 2017 (or, if the 2017 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2016 Annual Meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2017 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Pursuant to the proxy access provisions of Cisco’s bylaws, an eligible shareholder or group of shareholders may nominate one or more director candidates to be included in Cisco’s proxy materials. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by Cisco’s Secretary in writing between May 27, 2017 and June 26, 2017 (or, if the 2017 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2016 Annual Meeting, by the later of the close of business on the date that is 180 days prior to the date of the 2017 annual meeting or within 10 calendar days after Cisco’s public announcement of the date of the 2017 annual meeting) at the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting nominees for inclusion in Cisco’s proxy materials pursuant to the proxy access provisions of Cisco’s bylaws, shareholders must follow the notice procedures and provide the information required by Cisco’s bylaws.

For more detailed information on how to recommend a prospective nominee for the Nomination and Governance Committee’s consideration or to submit a nominee for inclusion in Cisco’s proxy materials pursuant to the proxy access provisions of Cisco’s bylaws, see the “Information About the Meeting — Shareholder Proposals and Nominations for 2017 Annual Meeting of Shareholders” section.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management. The Acquisition Committee also approves certain acquisitions and investment transactions, and makes recommendations to the Board of Directors.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy; oversees Cisco’s stock repurchase programs; and reviews minority investments, fixed income assets, insurance risk management policies and programs, tax programs, currency, interest rate and equity risk management policies and programs, and capital structure and capital allocation strategy. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2016. Non-employee directors typically do not receive forms of remuneration, perquisites or benefits other than those described below, but are reimbursed for their expenses in attending meetings.

Fiscal 2016 Cash Compensation

Our non-employee director cash compensation program during fiscal 2016 consisted of the following:

•	Annual retainer of $75,000 for each non-employee director;

•	Additional annual retainer fee of $35,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

Fiscal 2016 Equity Compensation

The 2005 Stock Incentive Plan does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors that may not exceed 50,000 shares for any non-employee director in any fiscal year.

During fiscal 2016, the Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for elected non-employee directors provided the following:

•

The initial equity grant for non-employee directors consists of a restricted stock unit (“RSU”) award covering shares of Cisco common stock with a fair value equal to a pro rata portion of $215,000 based on the portion of the year of the new non-employee director’s board service. The restricted stock unit award will fully vest upon the annual meeting of shareholders following the new non-employee director’s appointment or election.

•

The annual equity grant for elected non-employee directors consists of a restricted stock unit award covering shares of Cisco common stock with a fair value equal to $215,000, which shares will fully vest upon the completion of one year of board service.

On November 19, 2015, at the last annual meeting of shareholders, each of the non-employee director nominees was elected to the Board of Directors. Pursuant to the policy described above for annual equity grants, each director who had served as a non-employee member of the Board of Directors prior to the annual meeting received a restricted stock unit award covering 8,104 shares. The shares subject to these restricted stock unit awards vest in full as of the next annual meeting provided the person remains a director as of the annual meeting.

In addition to the vesting described above, the shares subject to the restricted stock units for non-employee directors will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

Fiscal 2016 Total Director Compensation

The following table provides information as to compensation for services of the non-employee directors during fiscal 2016.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Carol A. Bartz	$149,000	(3)	$214,999	—	—	$363,999
M. Michele Burns	$141,000	(4)	$214,999	—	—	$355,999
Michael D. Capellas	$105,000	(3)	$214,999	—	—	$319,999
Amy L. Chang (5)	—		—	—	—	—
Brian L. Halla	$89,000	(3)	$214,999	—	—	$303,999
Dr. John L. Hennessy	$95,000		$214,999	—	—	$309,999
Dr. Kristina M. Johnson	$97,000		$214,999	—	—	$311,999
Roderick C. McGeary	$141,000		$214,999	—	—	$355,999
Arun Sarin	$117,000		$214,999	—	—	$331,999
Steven M. West	$150,000		$214,999	—	—	$364,999

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values using an annualized dividend yield based on the per share dividends declared by its Board of Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. The grant date fair value of the restricted stock unit award granted on November 19, 2015 to each non-employee director elected on that date was $214,999. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 30, 2016, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(2)

No stock options were awarded to non-employee directors in fiscal 2016. For information regarding the number of outstanding stock options held by each non-employee director as of July 30, 2016, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 30, 2016.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	15,000	8,104
Ms. Burns	15,000	8,104
Mr. Capellas	15,000	8,104
Ms. Chang	—	—
Mr. Halla	15,000	8,104
Dr. Hennessy	15,000	8,104	*
Dr. Johnson	—	8,104	*
Mr. McGeary	15,000	8,104
Mr. Sarin	—	8,104	*
Mr. West	—	8,104

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

(3)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 19, 2015, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas and Mr. Halla each received 2,740 shares with a value of $74,994 based on the closing share price of Cisco common stock on November 19, 2015.

(4)	Ms. Burns elected to defer receipt of the regular annual cash retainer of $75,000 into the Cisco Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

(5)	Ms. Chang was appointed to the Board of Directors after the completion of fiscal 2016 and did not receive any compensation for fiscal 2016.

Non-Employee Director Stock Ownership

Cisco’s corporate governance policies include stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan.

For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2016 annual cash retainer, please see the table above entitled “Director Compensation” and the accompanying footnotes.

Fiscal 2017 Director Compensation

Pursuant to the pre-existing policy adopted by the Board of Directors prior to the appointment of Ms. Chang, in connection with her appointment to the board on October 17, 2016, Ms. Chang received a pro rata annual retainer of $10,797 and a pro rata initial restricted stock unit award covering 1,024 shares, which shares will fully vest upon the 2016 annual meeting. The initial restricted stock unit award for Ms. Chang was granted on October 17, 2016 and the grant date fair value of such award was $30,945. Ms. Chang elected to receive her initial equity grant in the form of deferred stock units that would be settled in shares after she leaves the board. In addition to the vesting described above, the shares subject to the initial restricted stock unit award also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

Each year FWC conducts an independent review of Cisco’s non-employee director compensation program on behalf of the Compensation Committee. In fiscal 2016, FWC determined that the total annual compensation for Cisco’s non-employee directors approximates the median of the Peer Group, and has a comparable mix of cash and equity to the median of the Peer Group. Based on this benchmarking, for fiscal 2017 FWC recommended that no change be made to any of the fees or equity grant amounts that could be earned by non-employee directors. FWC also recommended that beginning with the 2016 annual meeting, equity grants to non-employee directors should consist of fully vested shares of stock instead of restricted stock units with one-year vesting. FWC determined that because the equity grants are not intended to support retention, the one-year vesting requirement is unnecessary and noted that one-third of Cisco’s Peer Group grant fully vested shares. In addition, to facilitate share ownership, FWC recommended continuing allowing non-employee directors to elect to receive their equity grants in the form of deferred stock units that would be settled in shares after the applicable non-employee director leaves the board. Based on the recommendation from FWC, the Compensation Committee recommended, and on July 28, 2016 the Board of Directors approved the change in vesting. The Board of Directors did not make any other changes to the terms or amounts of compensation that non-employee directors could earn for fiscal 2017.

Vote Required

Cisco’s bylaws and corporate governance policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than eleven directors, and shareholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

COMPENSATION COMMITTEE MATTERS

Proposal No. 2—Advisory Vote to Approve Executive Compensation

Under Section 14A of the Exchange Act, Cisco shareholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers, known as a “Say on Pay” vote. The shareholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the narrative discussion set forth on pages 22 to 48 for additional details on Cisco’s executive compensation program.

CEO Compensation

Charles H. Robbins’ target total direct compensation for fiscal 2016, in light of the fact that he was commencing his tenure as CEO, was targeted at approximately the median of our Peer Group and, only two other CEOs in the Peer Group had a greater portion of long-term equity incentives that was performance-based. Cisco’s CEO’s target total direct compensation for fiscal 2016 was 74% performance-based.

PRSU Payout for Fiscal 2014 - 2016

The payout under our three-year PRSU plan for fiscal 2014 - 2016 was 88%, representing 105% of our targeted financial goals and 71% of total shareholder return relative to our peers over the three-year period.

Performance Criteria	Pay for Performance Results
Earned PRSUs = Target PRSUs x ((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier))	FY 2014 Grant	Financial Goal Multiplier (Operating Cash Flow / EPS1) (50%)	Relative Total Shareholder Return Multiplier (50%)
	FY 2014	94%
	FY 2015	113%	71%
	FY 2016	109%
	Result	105%	71%
	PRSUs Earned	88% of Target

[1]	EPS as determined pursuant to the PRSUs as set forth in the CD&A below.

Pay for Performance

The chart below demonstrates how the historical compensation of Cisco’s CEO and the average historical compensation of Cisco’s other named executive officers, as reported in the Summary Compensation Table within our proxy statements over the preceding three fiscal years (excluding the equity accounting modification charges for fiscal 2015), compare to our absolute total shareholder return during the same period.

*	CEO and average named executive officer total compensation for the three fiscal years are measured against fiscal 2013 total compensation. Total shareholder return is measured against the stock price as of the end of fiscal 2013 and includes the reinvestment of all dividends.

At the annual meeting, we are asking shareholders to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the non-binding advisory resolution to approve executive compensation.

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2016 are the CEO, the CFO, and the three most highly compensated executive officers (other than CEO and CFO), who were serving as executive officers at the end of fiscal 2016. The named executive officers are Charles H. Robbins, CEO; Kelly A. Kramer, CFO; John T. Chambers, Executive Chairman; Pankaj Patel, former Chief Development Officer; and Chris Dedicoat, Executive Vice President, Worldwide Sales and Field Operations.

Executive Summary

Fiscal 2016 was a good start for our new leadership team with strong financial and strategic performance. Performance and Compensation Highlights for fiscal 2016 at a glance:

Performance and Compensation Highlights

Company Performance

In fiscal 2016, we exceeded our financial goals in our incentive plans1 for operating income, operating cash flow and earnings per share (“EPS”).

Revenue Growth[2]:	0%
Operating Income Growth:	7%
Operating Cash Flow Growth:	8%
EPS Growth:	7%

In addition, our leadership team continued executing on our strategy to lead our customers in their digital transition by providing them with highly secure, automated, and intelligent solutions that connect nearly everything that can be digitally connected. Below are some of our acquisitions that are focused on our key priority areas, such as IoT, security, next generation data center, cloud and collaboration, as well as continuing to strengthen our core:

• Acano (UK) Limited	• Lancope, Inc.
• CliQr Technologies, Inc.	• Leaba Semiconductor, Ltd
• Jasper Technologies, Inc.	• OpenDNS, Inc.

Shareholder Value Creation

We delivered positive returns to shareholders and have maintained our historical pattern of paying dividends and making share repurchases:

$8.7 billion returned to shareholders in fiscal 2016:

•	$3.9 billion in share repurchases

•	$4.8 billion in dividends

Absolute Total Shareholder Return (“TSR”)3:

1-Year 11%	3-Year 32%

Strong Say-On-Pay Support

Our shareholders have been supportive of the structure and philosophy of our pay program and, in fiscal 2016, we made the following enhancements to our programs:

•	eliminated single-trigger change in control vesting (which only existed in the case of a hostile change in control) for equity awards granted beginning July 2016;

•	clarified that our long-standing prohibition on stock option repricing also prohibits the cash-out of underwater options and stock appreciation rights;

•	eliminated a limited exception for employees to our hedging prohibition;

•	eliminated a limited exception to our prohibition on pledging by executive officers and members of the board of directors; and

•	eliminated the customer satisfaction factor from our EIP and reduced the maximum bonus from 269% to 240% of target.

Annual Executive Incentive Plan

Our revenue and operating income under the annual Executive Incentive Plan (“EIP”) resulted in a total fiscal 2016 company performance factor of 1.02, reflecting above target achievement of the financial performance goals under our annual incentive plan.

Performance Criteria[1]				Pay for Performance Results
	Fiscal 2016 Goals ($ billions)			Fiscal 2016 Results ($ billions)
	Threshold	Target	Maximum
Revenue	$44.6	$49.5	$55.5	$49.2
	(90% of target)		(112% of target)	(99% of target)
Operating Income
	$12.6	$14.8	$17.8	$15.2
	(85% of target)		(120% of target)	(102% of target)

PRSU Plan

The payout under our three-year PRSU plan for fiscal 2014 — 2016 was 88%, representing achievement of 105% of our cash flow and EPS goals and 71% for the goal of TSR relative to our peers over the three-year period.

Performance Criteria	Pay for Performance Results
Earned PRSUs = Target PRSUs x ((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier))	FY 2014 Grant	Financial Goal Multiplier (Operating Cash Flow / EPS) (50%)	Relative TSR Multiplier (50%)
	FY 2014	94%
	FY 2015	113%	71%
	FY 2016	109%
	Result	105%	71%
	PRSUs Earned	88% of Target

Fiscal 2016 CEO Pay

Because it was his first year as CEO, Mr. Robbins’ target total direct compensation for fiscal 2016 was targeted at approximately the median of our Peer Group and was 74% performance-based. Only two other CEOs in the Peer Group had a greater portion of long-term equity incentives that was performance-based.

Our CEO’s actual total direct compensation (which is the same as target total direct compensation, except the actual bonus paid replaces the target bonus) for fiscal 2016 was $17,601,515, which includes the target value of his fiscal 2016 equity grants.

[1]	Revenue and Operating Income as determined pursuant to the EIP. EPS as determined pursuant to the PRSUs as set forth below.

[2]

The financial goals under the EIP considered that the Service Provider Video Connected Devices Business (“SP Video CPE Business”) was divested during the second quarter of fiscal 2016. Total company revenue not including revenue from SP Video CPE Business products increased 3%.

[3]	TSR represents cumulative stock price appreciation with dividends reinvested. The 1-Year and 3-Year TSR amounts are measured based on the fiscal year periods ending July 30, 2016.

Listening to Our Shareholders

Cisco’s Compensation Committee has established effective means for communicating with shareholders, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual meeting of shareholders. See the “Corporate Governance — Shareholder Communications with the Board of Directors” section.

The Compensation Committee is very interested in the ideas and feedback of our shareholders regarding executive compensation. An advisory vote regarding executive compensation was presented to shareholders for the sixth time at last year’s annual meeting of shareholders and approved by approximately 93% of shareholder votes, consistent with prior advisory votes by our shareholders regarding executive compensation. Further, at Cisco’s 2011 annual meeting of shareholders, approximately 90% of affirmative votes by shareholders supported an annual advisory vote proposal to approve the compensation of our named executive officers as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote to approve executive compensation each year until the next required frequency vote, which is expected at Cisco’s 2017 annual meeting of shareholders.

See the “Corporate Governance — Shareholder Engagement” section for a discussion of our fiscal year 2016 shareholder outreach and engagement.

Cisco’s Fiscal 2016 Financial Performance Compared to Fiscal 2015

	Fiscal 2015 (Actual /Target)	Fiscal 2016[1] (Actual /Target)
Revenue[1] Under the EIP (in billions)	$49.2 / $48.9	$49.2 / $49.5
Results as a Percentage of EIP Target	100%	99%
Operating Income[1] Under the EIP (in billions)	$14.2 / $13.4	$15.2 / $14.8
Results as a Percentage of EIP Target	106%	102%
Operating Cash Flow for PRSUs (in billions)	$12.6 / $11.4	$13.6 / $12.8
Results as a Percentage of PRSU Target	110%	106%
EPS[1] for PRSUs	$2.21 / $2.12	$2.36 / $2.30
Results as a Percentage of PRSU Target	104%	103%

[1]

For a description of how Cisco’s revenue and operating income are calculated, see the “Variable Cash Incentive Awards” section. For a description of how EPS is calculated, see the “Long-Term, Equity-Based Incentive Awards” section.

Executive Compensation Pay for Performance Philosophy

The core of Cisco’s executive compensation philosophy continues to be to pay for performance. The chart below demonstrates how the historical compensation of our CEO and the average historical compensation of our other named executive officers, as reported in the Summary Compensation Table within our proxy statements during the preceding three years (excluding the equity accounting modification charges for fiscal 2015), compare to our absolute TSR during the same period.

*	CEO and average other named executive officer total compensation for the three fiscal years is measured against fiscal 2013 total compensation. TSR is measured against the stock price as of the end of fiscal 2013 and includes the reinvestment of all dividends.

Our Compensation Practices Benefit our Shareholders

Our executive compensation programs have strong governance components that further strengthen our executive compensation philosophy, including the following:

Independent Compensation Committee	Our Compensation Committee consists entirely of independent directors who select and utilize an independent outside compensation consultant.
Independent Compensation Consultant	Our Compensation Committee’s independent compensation consultant, FWC, is retained directly by the Compensation Committee and performs no other consulting or other services for Cisco.
Risk Assessment	Our Compensation Committee performs an annual review of the risks related to our compensation programs.
Pay for Performance

74% of target annual total direct compensation for the CEO was performance-based and approximately 70% of target annual total direct compensation for the other named executive officers was performance-based. See the “Compensation Components” section on page 26 for a discussion of our named executive officers’ total direct compensation.

Annual Cash Incentive	Payment is calculated based on Cisco’s achievement against pre-established revenue and operating income measures and individual performance.
Annual Long-Term Equity Incentive

Approximately 75% or more of our named executive officers’ equity awards are PRSUs.

50% of the PRSUs may be earned based on Relative TSR performance measured over a three-year period.

50% of the PRSUs may be earned based on consecutive annual goals, namely operating cash flow and EPS, equally weighted, over a three-year period, pre-established at the beginning of each fiscal year.

Stock Ownership Guidelines	We have mandatory stock ownership guidelines for our executive officers and non-employee directors.
Recoupment Policy

We have a Recoupment Policy related to our cash awards and our equity plans provide for the forfeiture of awards if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

Equity Award Vesting Provisions	We eliminated single-trigger change in control vesting (which only existed in the case of a hostile change in control) for equity awards granted beginning July 2016.
No Repricing	Our 2005 Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are underwater.
No Gross-Ups	We do not provide for tax gross-ups in connection with any “golden parachute” excise taxes.
No Hedging

All employees and members of the Board of Directors are prohibited from engaging in any speculative transactions in Cisco securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No Pledging	Executive officers and members of the Board of Directors are prohibited from pledging Cisco securities in margin accounts or as collateral for loans.
No Dividends on Unvested Equity Awards	Our equity incentive award agreements do not provide for payment of dividend equivalents on unvested awards.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy

Attract and Retain While Changing	Motivate Performance

Attract and retain key executives with the proper background and experience required for our future growth and profitability by offering a total compensation program that is able to adapt to changing economic, regulatory and social conditions, and takes into consideration the compensation practices of peer companies based on an objective set of criteria.

Provide a significant portion of target compensation through variable, performance-based components that are at-risk and based on Cisco’s satisfaction of designated financial and non-financial objectives.

Reward Actual Achievement	Align Interests

Compensate for achievement of short-term and long-term company financial and operating goals and refrain from providing special benefits, perquisites, tax gross-ups, tax restoration payments or accelerated equity vesting except in limited circumstances.

Align the interests of our executives with our shareholders by tying a significant portion of total compensation to our overall financial and operating performance and the creation of long-term shareholder value.

Compensation Components

The three major elements of our executive officers’ regular total direct compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2016, 74% of target annual total direct compensation for the CEO was performance-based and approximately 70% of target annual total direct compensation for the other named executive officers was performance-based, reflecting Cisco’s pay for performance philosophy.

Fiscal 2016 Compensation

Annual Base Salary.    Base salary represents the fixed portion of the compensation of our executive officers, including the named executive officers. We provide base salaries to our executive officers to compensate them for their services rendered during the year and to provide them with a level of stable fixed compensation. Cisco usually establishes base salaries for its executive officers at the beginning of its fiscal year based on individual performance, experience and responsibility level, and overall base salaries are generally set slightly below the median of our Peer Group.

•	Except for Ms. Kramer, all of our named executive officers received adjustments to their base salaries at the beginning of fiscal 2016.

•

Mr. Robbins’ salary increased from $700,000 to $1,150,000 upon his promotion to CEO. His salary is currently slightly below the median of the Peer Group with room to grow based on experience and performance.

•

Based on the recommendation of FWC, Mr. Chambers’ salary was reduced from $1,100,000 to $1,000,000 in connection with his becoming Executive Chairman. This was done to help ensure that his target total direct compensation during fiscal 2016 and the time that he serves as Executive Chairman is aligned with the median target total direct compensation of other former CEOs of similar companies in comparable situations who continued as executive board chairs with continuing executive responsibilities. During fiscal 2016, Mr. Chambers’ responsibilities as Executive Chairman included Board of Directors leadership, leading key country digitization initiatives and key customer engagement, as requested by the CEO, and advising the CEO.

•

Based on market competition for talent, the Compensation Committee increased Mr. Patel’s base salary from $700,000 to $735,000, effective July 26, 2015, which is currently slightly above the median of the Peer Group.

•

In connection with Mr. Dedicoat’s promotion to Executive Vice President, Worldwide Sales and Field Operations, the Compensation Committee increased his base salary from $593,221[1] to $670,000, effective July 26, 2015, which is currently below the median of the Peer Group.

Named Executive Officer	2015 Base Salary		2016 Base Salary
Charles H. Robbins	$700,000		$1,150,000
Kelly A. Kramer	$735,000		$735,000
John Chambers	$1,100,000		$1,000,000
Pankaj Patel	$700,000		$735,000
Chris Dedicoat	$593,221	[1]	$670,000

[1]

Mr. Dedicoat’s annual base salary was paid in Great British Pounds. His base salary of £390,000 was converted from Great British Pounds to U.S. dollars based on the exchange rate referenced by the Compensation Committee when the base salary was increased.

Variable Cash Incentive Awards.    The objective of Cisco’s annual cash incentives is to reward achievement of our annual financial performance goals, and to establish appropriate company performance expectations to ensure that our executives are accountable for our continued growth and profitability. Our annual cash incentive award opportunities are generally set at slightly above the median of our Peer Group so that our total annual cash opportunities (base salary and target bonus) generally approximate the median of our Peer Group.

Performance measures and goals for determining our named executive officers’ fiscal 2016 annual incentive awards were pre-established under Cisco’s EIP, and were intended to comply with the exemption for performance-based compensation under Code Section 162(m). In fiscal 2016, the pre-established performance goals were based on Cisco’s achievement of financial performance goals and the executive’s individual contribution.

•	How Variable Cash Incentive Awards Work

Prior to fiscal 2016, cash incentive awards under the EIP were calculated by multiplying an individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (“CPF”), an individual performance factor (“IPF”), and a customer satisfaction factor (“CSF”). For fiscal 2016, in response to our shareholders, we simplified the EIP by eliminating the CSF, which enhances the significance of company performance in determining year-end bonuses.

For each named executive officer (except Mr. Chambers who at the recommendation of FWC does not participate in the EIP), the EIP awards are now calculated by multiplying an individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a CPF and an IPF, as follows:

BONUS = BASE x TARGET x CPF x IPF

The Compensation Committee does not have the discretion to award bonuses if the applicable performance criteria have not been met.

The cash incentive awards for fiscal 2016 for each named executive officer participant were as follows:

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Individual Performance Factor	EIP Payment
Charles H. Robbins	$1,150,000	225%	1.02	1.70	$4,486,725
Kelly A. Kramer	$735,000	135%	1.02	1.80	$1,821,771
Pankaj Patel	$735,000	135%	1.02	1.50	$1,518,143
Chris Dedicoat	$670,000	135%	1.02	1.60	$1,476,144

•	How Fiscal 2016 EIP Targets were Established and Actual Results

At the beginning of fiscal 2016, the Compensation Committee established a target EIP award for each of the named executive officer participants. For fiscal 2016, the target award was set at 135% of base salary for all participating named executive officers except the CEO, who was set at 225% of base salary. The CEO’s target was established so that his total cash compensation approximates the median of total cash compensation for CEOs in the Peer Group. For the other named executive officer participants, the target was increased from 125% to 135%, to be closer to the median of the Peer Group.

In light of eliminating the CSF, the Compensation Committee also decided to reduce the maximum bonus opportunities for named executive officer participants under the EIP formula from 269% to 240% of target.

The Compensation Committee did not have the discretion under the EIP to award bonuses in excess of such targets or to award bonuses if the applicable performance criteria were not met.

Company Performance Factor (CPF)

The CPF for fiscal 2016 could range from 0.0 to 1.20 with target at 0.91 and is subject to the Compensation Committee’s discretion to reduce the payout. For fiscal 2016, we made it more difficult to earn a target bonus by setting the target CPF at 0.91 instead of 1.0 which means that if we achieve target revenue and operating income results an executive will receive a smaller bonus than last year assuming the same individual target bonus percentage and IPF. However the formula for this year was also constructed with upside potential so that there is the possibility that if we exceed our revenue and operating income targets, the CPF can be greater than 1.0, which happened this year based on our above target operating income performance.

The Compensation Committee established the annual financial performance goals based on Cisco’s fiscal 2016 financial plan that was approved by the Board of Directors. Consistent with last year, the Compensation Committee selected revenue and operating income as the financial performance measures because these measures most directly align with Cisco’s growth strategy and generally have the best correlation with shareholder value. Operating income is weighted on a 4-to-1 basis compared to revenue in calculating the outcome under the CPF.

The revenue and operating income goals and results for fiscal 2016 are set forth below:

Performance Criteria				Pay for Performance Results
	Fiscal 2016 Goals ($ billions)			Fiscal 2016 Results ($ billions)	Funding (% of 0.91 Target)	Weighting	Contribution
	Threshold	Target	Maximum

Revenue	$44.6 (90% of target)	$49.5	$55.5 (112% of target)	$49.2 (99% of target)	84.9%	20%	0.17
Operating Income	$12.6 (85% of target)	$14.8	$17.8 (120% of target)	$15.2 (102% of target)	106.6%	80%	0.85

							1.02

The above resulted in a total fiscal 2016 CPF of 1.02, reflecting an overall above target achievement of the financial performance goals under the EIP.

The revenue and operating income goals and results were calculated for purposes of the EIP in accordance with pre-established rules. Revenue was Cisco’s GAAP revenue excluding the effects of the impact of changes in GAAP and the effects of business combinations and divestitures subject to pre-established criteria and thresholds. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; changes in estimates of contingent consideration related to acquisitions and investments; gains or losses on divestitures; amortization or impairment of acquired intangible assets including in-process research and development; impacts to cost of sales from purchase accounting adjustments to inventory; all external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions and investments; gains resulting from resolving all pre-acquisition contingencies; and each of the following subject to pre-established thresholds: the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of acquired and divested entities and their subsidiaries as reflected on the financial records thereof; losses due to impairments or gain/loss contingencies; gains or losses on the sale of fixed assets; direct losses on Cisco’s tangible assets from natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and restructuring charges.

Individual Performance Factor (IPF)

The IPF for fiscal 2016 could range from 0.0 to 2.0 with a target of 1.0. For fiscal 2016, the IPF was set at a maximum of 2.0 at the beginning of the performance period, and the Compensation Committee retained negative discretion to reduce the IPF for each named executive officer following the end of the performance period to what it determined to be the appropriate factor. For fiscal 2016, the IPFs for each of the continuing named executive officers, other than the CEO, were reduced by the Compensation Committee pursuant to the recommendation of the CEO based on each of the named executive officer’s relative contributions to Cisco’s fiscal 2016 success. The Compensation Committee reduced the IPF for the CEO.

In considering the appropriate IPF for each named executive officer, the Compensation Committee considered leadership, innovation, execution, contributions to Cisco’s achievement of its financial goals, strategic planning, and prior years’ IPFs and cash incentive awards under the EIP and competitive compensation positioning.

The Compensation Committee used its business judgment in reviewing each of these individual items and did not assign specific quantitative weighting to such items.

Mr. Robbins received an IPF of 1.70 for his strong performance in his first year as our CEO. Through his leadership, our TSR increased by more than 10% and we exceeded our incentive plan targets for fiscal 2016. Ms. Kramer received an IPF of 1.80 for her extremely strong performance as our CFO. Although Mr. Patel has retired as our Chief Development Officer and an executive officer and currently serves as an executive advisor, the Compensation Committee awarded him an IPF of 1.50 for his leadership and execution during the first half of the fiscal year, and effectively and smoothly transitioning his responsibilities to the new engineering team. Mr. Dedicoat received an IPF of 1.60 for a solid first year as our head of sales. Set forth below is a summary of the historical IPFs for fiscal 2015 and fiscal 2016.

Named Executive Officer	Fiscal 2015 Individual Performance Factor	Fiscal 2016 Individual Performance Factor
Charles H. Robbins	2.00	1.70
Kelly A. Kramer	1.90	1.80
Pankaj Patel	2.00	1.50
Chris Dedicoat	N/A	1.60

Long-Term, Equity-Based Incentive Awards.    The objective of Cisco’s equity-based incentive awards program is to align the interests of named executive officers with shareholders, and to provide named executive officers with a long-term incentive to manage Cisco from the perspective of an owner. The Compensation Committee determines the size of a named executive officer’s equity awards according to each named executive officer’s position within Cisco, and sets targets at levels intended to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to considering competitive market data, the Compensation Committee takes into account an individual’s performance history, an individual’s potential for future advancement and promotions, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

•	Fiscal 2016 Awards

In September 2015, the Compensation Committee approved each named executive officer’s fiscal 2016 equity awards to be comprised of approximately 75% PRSUs and 25% time-based RSUs (based on grant date value) as set forth in the table below. For his first year as CEO, the total target value of Mr. Robbin’s grants was approved with reference to the median of the Peer Group. Consistent with the rationale the Compensation Committee used to set Mr. Chambers’ base salary, based on the recommendation of FWC, the total target value of Mr. Chambers’ grant for fiscal 2016 was set at an amount such that his target total direct compensation is aligned with the median target total direct compensation of other CEOs of similar companies in comparable situations. The total target value of Ms. Kramer’s, Mr. Patel’s and Mr. Dedicoat’s grants was approved with reference to approximately the 65th percentile of the Peer Group.

Named Executive Officer	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time-Based RSUs	Grant Value of Time Based RSUs	Total Target Value of Fiscal 2016 Annual Equity Awards[1]
Charles H. Robbins	374,500	561,750	$8,953,658	126,200	$3,011,132	$11,964,790
Kelly A. Kramer	230,500	345,750	$5,510,863	77,700	$1,853,922	$7,364,785
John T. Chambers	201,700	302,550	$4,822,304	68,000	$1,622,480	$6,444,784
Pankaj Patel	172,900	259,350	$4,133,745	58,300	$1,391,038	$5,524,783
Chris Dedicoat	201,700	302,550	$4,822,304	68,000	$1,622,480	$6,444,784

[1]	See the “Target Values versus Accounting Values” section for information about how this value is calculated.

•	How PRSUs Work

The fiscal 2016 PRSUs maintained the same metrics and design as those granted in fiscal 2014 and fiscal 2015. The formula to determine the number of earned PRSUs is set forth below:

Earned PRSUs = Target PRSUs x

((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier))

Average Financial Goal Multiplier

The Average Financial Goal Multiplier is based on the average of Cisco’s operating cash flow and EPS over a three-year period as measured against annual performance metrics that are set by the Compensation Committee at the beginning of each fiscal year. For example, in the case of the fiscal 2016 PRSU grants, at the beginning of each fiscal year in the three fiscal years ending in fiscal 2018, the Compensation Committee will approve certain operating cash flow and EPS goals for each fiscal year. Following the completion of each fiscal year in the three fiscal years ending in fiscal 2018, the Compensation Committee will certify the financial goal multiplier that was earned for such year and following the completion of the 2018 fiscal year, the Compensation Committee will determine the Average Financial Goal Multiplier for the three-year period.

Relative TSR Multiplier

Following the completion of the three-year performance period, the Relative TSR Multiplier is determined by comparing Cisco’s TSR at the beginning and end of the three-year performance period to the TSR of each company that comprises the S&P 500 Information Technology Index. For example, in the case of the fiscal 2016 PRSU grants, the performance metric for the remaining 50% of the PRSUs is Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2016, fiscal 2017 and fiscal 2018.

Each named executive officer may receive total PRSU shares ranging from 0% of target for performance below target to 150% of target for superior performance. The Compensation Committee does not have the discretion to award shares in excess of such targets or to award shares if the applicable performance criteria have not been met.

2016 Financial Results

The operating cash flow and EPS goals for fiscal 2016 as well as our fiscal 2016 performance relative to fiscal 2015 are set forth below:

	Fiscal 2016 Goals			Fiscal 2016 Results	Fiscal 2015 Results
	Threshold	Target	Maximum
Operating Cash Flow	$10.9 billion (85% of target)	$12.8 billion	$15.8 billion (123% of target)	$13.6 billion (106% of target)	$12.6 billion

EPS	$1.95 (85% of target)	$2.30	$2.85 (124% of target)	$2.36 (103% of target)	$2.21

The above resulted in a Financial Goal Multiplier for fiscal 2016 of 1.09, reflecting achievement above target levels. This multiplier will be included as part of the three-year average for the relevant PRSUs (e.g., the Year 3 Financial Goal Multiplier for the fiscal 2014 PRSUs and the Year 2 Financial Goal Multiplier for the fiscal 2015 PRSUs).

For the fiscal 2016 PRSUs, operating cash flow is Cisco’s GAAP operating cash flow. EPS was calculated from Cisco’s GAAP diluted EPS excluding all of the items excluded from the calculation of operating income for purposes of the EIP taking into account the related income tax effects, as well as the effects of certain tax matters.

3 Year TSR for 2016 PRSUs

For the fiscal 2016 PRSUs, a threshold relative TSR at the 25th percentile of the S&P 500 Information Technology Index would trigger a Relative TSR Multiplier of 0.50 and a maximum relative TSR at or above the 75th percentile of the S&P 500 Information Technology Index would trigger a maximum Relative TSR Multiplier of 1.50.

At the end of the three-year performance period, 50% of the Relative TSR Multiplier will be added to 50% of the Average Financial Goal Multiplier (the average of the Financial Goal Multipliers for fiscal 2016, 2017 and 2018) to determine the shares awarded to each named executive officer. As fiscal 2016 was the first year of the three-year performance period for fiscal 2016 PRSUs, no shares were earned. However, the one-year TSR for fiscal 2016 was above the 50th percentile of the S&P 500 Information Technology Index which would have resulted in an above target payout had the three-year performance period been a one-year performance period.

•	Earned PRSU Values (Fiscal 2014 – 2016)

The table below summarizes the applicable Financial Goal Multipliers, Average Financial Goal Multiplier and Relative TSR Multiplier for the PRSUs granted during fiscal 2014 and the percentage of PRSUs earned:

(1)	Earned PRSUs = Target PRSUs x (50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier).

Based on the multipliers as set forth in the table above, the fiscal 2014 PRSUs (for which the three-year performance cycle has been completed) were earned as follows reflecting our commitment to pay for performance:

Named Executive Officer	Target PRSUs	FY 2014 PRSUs Earned
Charles H. Robbins	148,000	130,486
Kelly A. Kramer	50,000	44,083
John T. Chambers	445,100	392,428
Pankaj Patel	237,400	209,307
Chris Dedicoat	50,000	44,083

As described in the proxy statement for our 2014 annual meeting of shareholders, in July 2014, the Compensation Committee completed its annual grant to the prior CEO (now our Executive Chairman) with additional PRSUs based solely on the Relative TSR Multiplier from June 1, 2014 through the end of fiscal 2016 with the same relative TSR goals as set forth above. This fiscal 2014 PRSU (for which the 26-month performance cycle has been completed) was earned as follows based on relative TSR at just above the 59th percentile:

Named Executive Officer	Additional Target PRSUs	26-Month TSR Multiplier	Additional PRSUs Earned
John T. Chambers	77,911	118%	14,023

•	Target Values versus Accounting Values

Because the fiscal 2016 PRSUs include annual Financial Goal Multipliers and a three-year Relative TSR Multiplier, the values reported in the Summary Compensation Table are different than the target values set forth in the tables above. FASB ASC Topic 718 requires that the value of the fiscal 2016 PRSUs reported in the Summary Compensation Table include the full value for the PRSUs based on the probable outcome of the Relative TSR Multiplier. However, because 50% of the fiscal 2016 PRSUs are based on separate measurements of our operational performance for each year in the performance period, the values reported in the Summary Compensation Table are different than the target values set forth in the tables above. FASB ASC Topic 718 requires the grant date value to be calculated and disclosed with respect to solely the portion of the award for which the metrics are set each year. As a result, for the fiscal 2016 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2017 or fiscal 2018. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2017 and fiscal 2018, respectively, when the financial metrics are established. However, the Summary Compensation Table for fiscal 2016 does include a portion of the value of the fiscal 2014 PRSUs and the fiscal 2015 PRSUs based on the annual operational performance metrics set for those awards during fiscal 2016.

•	Vesting of RSUs and PRSUs

The time-based RSUs generally vest in four equal annual installments on each annual anniversary of the award date. Subject to continued employment, any earned PRSUs will be settled at the end of the applicable performance period. All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity.

•	Retirement

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the applicable three-year performance period.

Cisco believes that the retirement vesting feature of all PRSUs is an appropriate and necessary retention tool because it provides protection to the named executive officers in light of the three-year PRSU performance period and is a prevalent practice among the companies within the Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

See the “Grants of Plan-Based Awards—Fiscal 2016” table for additional information regarding these equity grants to the named executive officers and the “Potential Payments upon Termination or Change in Control” section for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Cisco does not provide for any single-trigger golden parachute arrangements or golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships or financial planning. Other than executive physicals, their right to participate along with other enumerated employees in the Deferred Compensation Plan described below, and the Cisco Group Flexible Retirement Plan described below in which Mr. Dedicoat participated, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2016, Cisco provided certain named executive officers with payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip to recognize sales personnel achievements. In addition, occasionally, spouses and family members of named executive officers are permitted to ride along on Cisco’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no more than de minimis incremental cost. Pursuant to a Compensation Committee policy, Cisco does not provide to its named executive officers tax restoration payments with respect to this taxable income.

In connection with his promotion to Executive Vice President, Worldwide Sales and Field Operations and relocation from the United Kingdom to the U.S., Mr. Dedicoat received housing assistance in the U.S., tax restoration payments on the housing assistance, travel expenses and fees for his tax preparation services and work permit, all in accordance with Cisco’s standard relocation policy, and the Compensation Committee also approved a relocation assistance payment. In addition, during fiscal 2016 prior to his relocation, Mr. Dedicoat participated in a pension scheme that Cisco maintains for eligible employees in the United Kingdom (the “Cisco Group Flexible Retirement Plan”) and received an allowance for automobiles that is part of a standard benefit plan for certain sales and other Cisco employees in the United Kingdom. For more information about these compensation components, including a description of the Cisco Group Flexible Retirement Plan, see the “Summary Compensation Table” section.

Commencing in fiscal 2016, our CEO, and our Executive Chairman (to the extent our Executive Chairman’s aircraft is unavailable), may occasionally use our corporate aircraft for personal use, subject to availability, provided they reimburse Cisco for the incremental cost of the flight. Because the leased corporate aircraft is used primarily for business travel, Cisco requires reimbursement for the incremental cost of the flight (these costs do not include fixed costs that do not change based on usage). The reimbursable incremental cost for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone usage, trip-related hangar rent and parking costs, plane repositioning costs (deadhead flights), occupied variable fees, and other miscellaneous expenses. Cisco does not seek reimbursement of fixed costs such as monthly management fees, lease payments, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these costs are generally incurred for business purposes.

Deferred Compensation Plan.    The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Dedicoat who was not eligible to participate in the plan prior to his relocation to the U.S. In fiscal 2016 prior to his relocation to the U.S., Mr. Dedicoat participated in the Cisco Group Flexible Retirement Plan. The Deferred Compensation Plan provides an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Code limits under the Cisco 401(k) Plan. Cisco does not sponsor a supplemental executive retirement plan or a pension plan. Cisco matches deferrals at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in footnote 2 to the “Nonqualified Deferred Compensation—Fiscal 2016” table below.

Fiscal 2017 Compensation Approach

•

Base Salaries—Based on his performance in his first year as CEO, Mr. Robbins’ salary was increased from $1,150,000 to $1,200,000, effective November 1, 2016. Based on Mr. Dedicoat’s performance in his first year as Executive Vice President, Worldwide Sales and Field Operations, his base salary increased from $670,000 to $735,000, effective November 1, 2016.

•

Variable Cash Incentive Awards—Awards under the EIP for fiscal 2017 are based on the same one-year financial performance metrics as were used in fiscal 2016 and the specific financial targets will be the same as those used under the company-wide bonus plan, except the Compensation Committee placed lower maximum limits on the IPF based on, and to further align cash awards with, company performance. As was the case in fiscal 2016, the target bonus is based on a CPF of 0.91 and Cisco’s financial performance must exceed its fiscal 2017 financial plan established by the Board of Directors for the CPF to exceed 0.91.

•

Long-Term, Equity-Based Incentive Awards—On September 21, 2016, the Compensation Committee granted the following equity awards to the named executive officers below (75% PRSU/25% RSUs) and the PRSUs were granted using a three-year performance period and the same performance metrics (but not goals) that were used in fiscal 2016. Mr. Patel was not granted any equity awards since he will be leaving the company.

Named Executive Officer	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units
Charles H. Robbins	347,000	118,600
Kelly A. Kramer	192,800	65,900
John T. Chambers	90,000	30,800
Chris Dedicoat	154,300	52,800

•

Executive Chairman Compensation—Given the success of the CEO transition from Mr. Chambers to Mr. Robbins in fiscal 2016 and to reflect this transition and the reduced level of services in fiscal 2017, the decision was made to reduce Mr. Chambers’ base salary and future equity awards by approximately 50%. The salary reduction is effective November 1, 2016.

Executive Compensation Governance Components

Our Culture of Ownership

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s annual base salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s annual base salary. The CEO and each other executive officer have five years from the date of their respective appointment to attain their minimum ownership level. As of October 14, 2016, all of our executive officers were either exceeding the minimum stock ownership requirements or were on track to comply in the relevant timeframe.

Recoupment (or “clawback”) Policy

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event of a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct. We are monitoring the proposed SEC rules on recoupment and plan to modify our recoupment policy in accordance with any applicable final SEC rules.

Compensation Risk Management

The Compensation Committee’s annual review and approval of Cisco’s compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage FWC during fiscal 2016 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. FWC advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigants, oversight and discretion by the Compensation Committee. FWC also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term shareholder interests.

The Compensation Committee also determined that Cisco’s commission and sales incentive plans for employees are based on measurable and verifiable sales goals that are aligned with Cisco’s company-wide revenue and operating income goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements and a recoupment policy;

•

Prohibitions on employees engaging in any speculative transactions in Cisco securities like hedging, and prohibitions on executive officers from pledging Cisco securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive shareholder value; and

•

Equity awards for executive officers are also based on financial metrics that drive shareholder value as well as multi-year TSR goals, and all equity awards have vesting requirements that align employees’ interests with shareholders.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and the Human Resources Department. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group.

Peer Group and Benchmarking

The peer group consists of an initial peer group that was established in March 2015 and was used to establish most compensation targets and guide decisions prior to March 2016. The updated peer group along with a study of peer group data prepared by FWC in March 2016 was used for compensation decisions thereafter and for fiscal 2016 year-end compensation benchmarking. We refer to the initial and updated peer groups below as the “Peer Group” in this Proxy Statement. The Compensation Committee may also decide to use data accumulated by management regarding compensation practices of companies with which Cisco competes for talent as an additional point of reference.

How The Peer Group Was Selected

The members of the Peer Group are based on the following objective criteria, recommended by FWC:

•	Major information technology companies with related Global Industrial Classification System (GICS) codes of 4510, 4520 and 4530,

•	A three-year rolling average market capitalization greater than $30 billion (based on the three-year quarterly average), and

•	Revenues greater than $10 billion.

Peer Group Members (March 2016)1

Accenture	Facebook	Microsoft
ADP	Google	Oracle
Apple	Hewlett-Packard Enterprise[3]	Qualcomm
Cognizant Technology Solutions[2]	IBM	Texas Instruments
EMC	Intel	Visa

[1]	eBay was removed from the Peer Group because it no longer satisfies the size criteria following the spin-off of PayPal.

[2]	Cognizant Technology Solutions was added to the Peer Group because it satisfies all of the selection criteria.

[3]

Hewlett-Packard Enterprise replaced Hewlett-Packard in the Peer Group because Hewlett-Packard does not satisfy the size criteria. The market capitalization for Hewlett-Packard Enterprise was measured since its inception.

How We Use the Peer Group

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining:

•	base salaries,

•	variable cash incentive awards, and

•	the amount and mix of long-term, equity-based incentive awards.

The Compensation Committee generally establishes cash compensation, including variable cash incentive awards, generally with reference to the median of the Peer Group, and long-term incentive awards with reference to the median and the 75th percentile of the Peer Group subject to case-by-case determination for each named executive officer that takes into account individual experience, performance, advancement potential, and internal equitability.

How the Compensation Committee Makes Decisions and Policies

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair, and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter. The Compensation Committee assessed the independence of FWC during fiscal 2016 and believes that no work performed by FWC during fiscal 2016 raised any conflict of interest. In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding NASDAQ independence factors regarding compensation advisor independence.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the PRSUs awarded to named executive officers for fiscal 2016 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the RSUs with time-based vesting granted to the named executive officers in fiscal 2016 are subject to the deduction limits of Code Section 162(m).

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2016 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Carol A. Bartz

M. Michele Burns

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2016 were: Roderick C. McGeary (Chairperson), Carol A. Bartz, M. Michele Burns and Brian L. Halla. No member of this committee was at any time during fiscal 2016 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2016.

Fiscal 2016 Compensation Tables

The following table, footnotes and related narrative sets forth the “total compensation” earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. The salary, bonus and non-equity incentive plan compensation columns set forth below reflect the actual amounts paid for the relevant fiscal years, while the stock awards and option awards columns reflect accounting values. For the actual amounts of compensation related to long-term equity incentives, see the “Option Exercises and Stock Vested—Fiscal 2016” table below. Cisco’s named executive officers for fiscal 2016 include Cisco’s CEO, CFO, and the three most highly compensated executive officers (other than CEO and CFO) who were serving as executive officers at the end of fiscal 2016.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year (1)	Salary ($) (2)		Bonus ($)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)		Total ($)
Charles H. Robbins	2016	$1,172,115		—	$10,277,074	—	$4,486,725	$98,657		$16,034,571
Chief Executive Officer

Kelly A. Kramer	2016	$749,135		$500,000(6)	$5,974,708	—	$1,821,771	$11,925		$9,057,539
Executive Vice President and Chief Financial Officer	2015	$632,866		$500,000(6)	$5,871,542	—	$1,438,245	$30,055		$8,472,708

John T. Chambers	2016	$1,019,231		—	$8,828,446	—	—	$12,098		$9,859,775
Executive Chairman	2015	$1,100,000		—	$14,509,424	—	$4,000,000	$11,700		$19,621,124
	2014	$1,100,000		—	$12,876,709	—	$2,500,000	$11,475		$16,488,184

Pankaj Patel	2016	$749,135		—	$6,163,251	—	$1,518,143	$67,500		$8,498,029
Former Executive Vice President and Chief Development Officer, Global Engineering	2015	$700,000		—	$10,333,425	—	$1,909,950	$67,500		$13,010,875
	2014	$700,000		—	$6,622,059	—	$1,239,875	$67,500		$8,629,434

Chris Dedicoat	2016	$691,490	(7)	—	$5,279,794	—	$1,476,144	$386,820	(7)	$7,834,248
Executive Vice President, Worldwide Sales and Field Operations

(1)

Mr. Robbins became CEO effective as of July 26, 2015 and was not a named executive officer in fiscal 2015 or fiscal 2014. Ms. Kramer was promoted to Executive Vice President and Chief Financial Officer effective January 1, 2015 and was not a named executive officer in fiscal 2014. Mr. Chambers became Executive Chairman effective as of July 26, 2015. Mr. Patel stepped down as Executive Vice President and Chief Development Officer, Global Engineering, effective as of July 31, 2016. Mr. Dedicoat was promoted to Executive Vice President, Worldwide Sales effective as of July 26, 2015 and was not a named executive officer in fiscal 2015 or fiscal 2014.

(2)	Fiscal 2016 was a 53-week fiscal year, and the salary amounts for fiscal 2016 reflect the extra week’s salary earned during that fiscal year.

(3)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PRSUs and RSUs granted during the applicable fiscal year under the 2005 Stock Incentive Plan. See below for more information on, and assumptions used for, the grant date fair value of the PRSUs. For time-based awards, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant/modifications, adjusted for the present value of expected dividends.

The PRSUs awarded in fiscal 2016, fiscal 2015 and fiscal 2014 are generally based on the three-year performance cycle of (i) fiscal 2016 through fiscal 2018, (ii) fiscal 2015 through fiscal 2017, and (iii) fiscal 2014 through fiscal 2016, respectively. The performance metrics for 50% of the PRSUs are based on operating goal performance, and the performance metric for the remaining 50% of the PRSUs is Cisco’s relative TSR, except that the performance metric for the PRSUs awarded to Ms. Kramer in November 2014, Mr. Chambers in July 2014 and July 2015, and Mr. Patel and Mr. Dedicoat in May 2015, respectively, was based 100% on Cisco’s relative TSR. The metrics used to determine the number of PRSUs earned relative to operating goal performance are operating cash flow and EPS based on annual goals, pre-established at the beginning of each applicable fiscal year in accordance with Code Section 162(m). These operating goal performance metrics are reviewed at the end of each fiscal year and any PRSUs are earned based on the average performance over the three applicable fiscal years, subject to the Compensation Committee’s approval. The probable and maximum values are based upon achieving the target or maximum level of performance as of the date the goals were set. The performance periods for the PRSUs earned based on Cisco’s relative TSR are described in the “Grants of Plan-Based Awards—Fiscal 2016” table. See the “Compensation Discussion and Analysis—Fiscal 2016 Compensation” section for a more complete description of the PRSUs.

The table below sets forth the grant date fair value for PRSUs awarded in fiscal 2016, fiscal 2015 and fiscal 2014.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)*	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)*	Market-Related Component Grant Date Fair Value ($)**
Charles H. Robbins	2016	$2,702,659	$4,053,989	$4,563,283
Kelly A. Kramer	2016	$1,312,143	$1,968,214	$2,808,643
	2015	$504,843	$757,265	$3,339,199
John T. Chambers	2016	$4,748,251	$7,122,376	$2,457,715
	2015	$6,046,978	$9,070,467	$8,462,446
	2014	$5,960,604	$8,940,907	$6,916,105
Pankaj Patel	2016	$2,665,426	$3,998,140	$2,106,787
	2015	$2,598,450	$3,897,675	$4,383,735
	2014	$2,021,760	$3,032,640	$2,622,083
Chris Dedicoat	2016	$1,199,599	$1,799,398	$2,457,715

*

Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved as follows:

(i)

the amounts for fiscal 2016 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2016, fiscal 2015 and fiscal 2014 based upon the probable or target outcome of the fiscal 2016 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2016 operating goal performance-related component as of the date the goals were set; and

(ii)

the amounts for fiscal 2015 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2015, fiscal 2014 and fiscal 2013 based upon the probable or target outcome of the fiscal 2015 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2015 operating goal performance-related component as of the date the goals were set; and

(iii)

The amounts for fiscal 2014 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2014, fiscal 2013 and fiscal 2012 based upon the probable or target outcome of the fiscal 2014 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2014 operating goal performance-related component as of the date the goals were set.

For a fuller description of the actual amounts earned for the fiscal 2014 PRSUs, see the “Earned PRSU Values (Fiscal 2014 – 2016)” section above.

**

Represents the grant date fair value for the market-related TSR component, which is not subject to probable or maximum outcome assumptions. The metric used to determine the number of PRSUs earned relative to TSR is Cisco’s TSR compared to the S&P 500 Information Technology Index over a three fiscal year period, except that the TSR performance metric for: (i) the PRSUs awarded to Ms. Kramer in November 2014 cover the period starting December 1, 2014 through the end of fiscal 2017; (ii) the PRSUs awarded to Mr. Chambers in July 2014 and July 2015 cover the period starting June 1, 2014 through the end of fiscal 2016 and June 1, 2015 through the end of fiscal 2017, respectively; and (iii) the PRSUs awarded to Mr. Patel and Mr. Dedicoat in May 2015 are divided over three separate measurement periods with (a) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (b) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (c) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation model.

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards (prior to any applicable modifications) reported for fiscal 2016, 2015 and 2014:

		Assumptions (Operating Goal)			Assumptions (TSR Goal)
Fiscal 2016	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)	Cisco Volatility (%)	Risk Free Interest Rate (%)	Dividend Yield (%)

9/9/2015 PRSUs	23.45	0.02 - 1.06	3.24	24.37	21.81	1.02	3.24
Year 2 of 9/10/2014 PRSUs	24.27	0.02 - 0.75	3.24	N/A	N/A	N/A	N/A
Year 3 of 9/18/2013 PRSUs	25.10	0.02 - 0.39	3.24	N/A	N/A	N/A	N/A

Fiscal 2015

7/23/2015 PRSUs	N/A	N/A	N/A	27.58	20.31	0.72	3.00
5/28/2015 PRSUs (7/2015-7/2017)	N/A	N/A	N/A	28.07	22.04	0.68	2.86
5/28/2015 PRSUs (7/2015-7/2018)	N/A	N/A	N/A	28.27	23.48	1.02	2.86
5/28/2015 PRSUs (7/2016-7/2019)	N/A	N/A	N/A	28.28	25.67	1.28	2.86
11/21/2014 PRSUs	N/A	N/A	N/A	27.49	23.62	0.82	2.83
9/10/2014 PRSUs	22.67	0.0 - 1.08	3.05	22.99	24.36	1.01	3.05
Year 2 of 9/18/2013 PRSUs	23.41	0.0 - 0.57	3.05	N/A	N/A	N/A	N/A
Year 3 of 9/12/2012 PRSUs	24.17	0.0 - 0.09	3.05	N/A	N/A	N/A	N/A

Fiscal 2014

7/11/2014 PRSUs	N/A	N/A	N/A	25.67	23.80	0.50	2.98
9/18/2013 PRSUs	22.77	0.01 - 0.67	2.74	22.09	30.59	0.62	2.74
Year 2 of 9/12/2012 PRSUs	23.44	0.01 - 0.34	2.74	N/A	N/A	N/A	N/A
Year 3 of 9/8/2011 PRSUs	24.12	0.01 - 0.11	2.74	N/A	N/A	N/A	N/A

(4)

The amounts listed in the Non-Equity Incentive Plan Compensation column for fiscal 2016, fiscal 2015 and fiscal 2014 reflect the cash awards paid under the EIP for performance in the applicable fiscal year. See the “Compensation Discussion and Analysis—Fiscal 2016 Compensation” section for a more complete description of how the variable cash incentive awards were determined for fiscal 2016.

(5)

For fiscal 2016, includes actual and estimated matching contributions by Cisco under the Deferred Compensation Plan, matching contributions that Cisco made under its 401(k) plan, and other perquisites and personal benefits, as set forth in the table below.

Name	Matching Contributions under Deferred Compensation Plan ($) *	Matching Contributions under 401(k) Plan ($)	Other ($)
Charles H. Robbins	$34,279	$11,925	$52,453	**
Kelly A. Kramer	—	$11,925	—
John T. Chambers	—	$12,098	—
Pankaj Patel	$55,575	$11,925	—
Chris Dedicoat	—	$11,925	$374,895	***

*

This includes matching contributions related to fiscal 2016 salary and non-equity incentive plan compensation deferred during calendar year 2015 as well as fiscal 2016 salary and non-equity incentive plan compensation deferred during calendar year 2016 that is expected to be credited at the end of calendar year 2016. See the “Nonqualified Deferred Compensation—Fiscal 2016” section for more information.

**

This includes amounts for perquisites and personal benefits consisting of mortgage interest assistance payments and reimbursement for personal expenses related to a trip that the named executive officer attended to recognize sales personnel achievement.

***

This includes amounts for relocation expenses, benefits under the Cisco Group Flexible Retirement Plan, an allowance for automobiles that is part of a standard benefit plan for certain sales and other Cisco employees in the United Kingdom and reimbursement for personal expenses related to a trip that the named executive officer attended to recognize sales personnel achievement.

Mr. Dedicoat was reassigned to the U.S. from the United Kingdom in October 2015. The amounts listed in the “All Other Compensation” column for Mr. Dedicoat consist of certain tax, living and travel expenses in connection with Mr. Dedicoat’s relocation in fiscal 2016, which include: (i) $77,948 for housing assistance in the U.S., which includes utilities and property taxes, (ii) $48,539 for related tax restoration payments on the housing assistance, (iii) travel expenses, (iv) fees for his tax preparation services and work permit, and (v) $215,000 in relocation assistance payments, all of which were in accordance with Cisco’s standard relocation policy except for the relocation assistance payment. Other similar perquisites and personal benefits included in the amounts shown for fiscal 2016 consist of the following: an allowance for automobiles that is part of a standard benefit plan for certain sales and other Cisco employees in the United Kingdom and reimbursement for personal expenses related to a trip he attended to recognize sales personnel achievements. Cisco’s contributions on behalf of Mr. Dedicoat under the Cisco Group Flexible Retirement Plan paid during fiscal 2016 prior to his relocation were $8,191. For more information on the amounts listed in the “All Other Compensation” column for Mr. Dedicoat, please see footnote 7 below.

(6)

In connection with her appointment to CFO and as consideration for a waiver of all remaining benefits due to Ms. Kramer after December 31, 2014 pursuant to a prior offer letter, the Compensation Committee approved the payment to Ms. Kramer of $1,000,000, with $500,000 payable in January 2015 and the balance payable in January 2016, subject to her continued employment with Cisco on each payment date.

(7)

A portion of his base salary, the allowance for automobiles and benefits under the Cisco Group Flexible Retirement Plan paid to Mr. Dedicoat during fiscal 2016 were paid in Great British Pounds. The conversion rate from Great British Pounds to U.S. dollars for the amounts in this table was 1.31988, which was the exchange rate in effect on the last day of the fiscal year 2016.

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2016 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2016

								All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
Charles H. Robbins	(3)	—	$2,587,500	$6,210,000
	9/9/15(4)				—	374,500	561,750				$6,026,726
	9/9/15(5)							126,200			$3,011,132
Kelly A. Kramer	(3)	—	$992,250	$2,381,400
	9/9/15(4)				—	230,500	345,750				$3,709,368
	9/9/15(5)							77,700			$1,853,922
John T. Chambers	(3)	—	—	—
	9/9/15(4)				—	201,700	302,550				$3,245,896
	9/9/15(5)							68,000			$1,622,480
Pankaj Patel	(3)	—	$992,250	$2,381,400
	9/9/15(4)				—	172,900	259,350				$2,782,424
	9/9/15(5)							58,300			$1,391,038
Chris Dedicoat	(3)	—	$904,500	$2,170,800
	9/9/15(4)				—	201,700	302,550				$3,245,896
	9/9/15(5)							68,000			$1,622,480

(1)

Each of the awards will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

(2)

Excludes the grant date fair value for the operating goal performance-related component of the fiscal 2015 and fiscal 2014 awards based on the probable or target outcome of the fiscal 2016 operating goal performance-related component because these PRSUs were not awarded in fiscal 2016. The amounts included in the “Stock Awards” column of the Summary Compensation Table for fiscal 2016 related to the PRSUs awarded in fiscal 2015 and 2014 in aggregate are as follows: $1,239,216 for Mr. Robbins; $411,418 for Ms. Kramer; $3,960,070 for Mr. Chambers; $1,989,789 for Mr. Patel; and $411,418 for Mr. Dedicoat.

(3)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2016. The EIP did not contain any threshold value for fiscal 2016. For more information about these payments, see the “Compensation Discussion and Analysis” section.

•

For each named executive officer other than Mr. Robbins and Mr. Chambers, the target and maximum values are calculated by multiplying 135% (target) and 324% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2016.

•

For Mr. Robbins, the target and maximum values are calculated by multiplying 225% (target) and 540% (maximum), respectively, by his annual base salary in effect at the beginning of fiscal 2016. Mr. Chambers does not participate in the EIP.

(4)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of PRSUs for the fiscal 2016 performance period, as further described in the “Compensation Discussion and Analysis” section. In September 2015, each named executive officer was awarded PRSUs under the 2005 Stock Incentive Plan, which are subject to the satisfaction of pre-determined performance metrics based on operating cash flow, EPS and relative TSR over the three fiscal year performance cycle starting with fiscal 2016, with a maximum award equal to 150% of the target grant. There was no threshold number for these RSUs for fiscal 2016. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 3 to the Summary Compensation Table above.

(5)	Granted under the 2005 Stock Incentive Plan and vests in 25% increments on September 11, 2016, and annually for the next 3 years. Each award is settled in shares on each vesting date.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 30, 2016.

Outstanding Equity Awards At 2016 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) *
Charles H. Robbins	42,000	—	$32.21	9/20/2016
					130,486	(6)	$3,983,738
					18,750	(1)	$572,438
					100,000	(2)	$3,053,000
					80,050	(5)	$2,443,927
					114,600	(9)	$3,498,738
					126,200	(16)	$3,852,886
								229,950	(10)	$7,020,374
								561,750	(17)	$17,150,228
Kelly A. Kramer					44,083	(6)	$1,345,854
					7,500	(1)	$228,975
					25,000	(5)	$763,250
					50,000	(7)	$1,526,500
					37,500	(9)	$1,144,875
					26,250	(11)	$801,413
					77,700	(16)	$2,372,181
								75,000	(10)	$2,289,750
								150,843	(12)	$4,605,237
								345,750	(17)	$10,555,748
John T. Chambers	900,000	—	$32.21	9/20/2016
	291,666	—	$23.40	11/12/2016
					392,428	(6)	$11,980,827
					91,934	(8)	$2,806,745
					68,000	(16)	$2,076,040
								778,050	(10)	$23,753,867
								90,645	(15)	$2,767,392
								302,550	(17)	$9,236,852
Pankaj Patel	240,000	—	$32.21	9/20/2016
					209,307	(6)	$6,390,143
					16,500	(1)	$503,745
					25,000	(3)	$763,250
					42,800	(5)	$1,306,684
					61,350	(9)	$1,873,016
					55,000	(13)	$1,679,150
					58,300	(16)	$1,779,899
								369,600	(10)	$11,283,888
								82,500	(14)	$2,518,725
								259,350	(17)	$7,917,956
Chris Dedicoat	180,000	—	$32.21	9/20/2016
					44,083	(6)	$1,345,854
					18,750	(1)	$572,438
					50,000	(2)	$1,526,500
					25,000	(4)	$763,250
					25,000	(5)	$763,250
					37,500	(9)	$1,144,875
					18,750	(11)	$572,438
					50,000	(13)	$1,526,500
					68,000	(16)	$2,076,040
								75,000	(10)	$2,289,750
								75,000	(14)	$2,289,750
								302,550	(17)	$9,236,852

*

The market values of the RSUs that have not vested and the unearned PRSUs are calculated by multiplying the number of units shown in the table by the closing share price of Cisco common stock on July 29, 2016, which was $30.53.

Each stock option has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco, except that the option that was granted to Mr. Chambers that expires on November 12, 2016 has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing share price of Cisco common stock on the date of grant.

Vesting Schedule for Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	9/12/12	25% on 9/11/13; 25% annually for next 3 years
(2)	10/3/12	50% on 9/11/15; 50% on 9/11/16
(3)	3/28/13	25% on 3/12/14; 25% annually for next 3 years
(4)	6/13/13	25% on 6/11/14; 25% annually for next 3 years
(5)	9/18/13	25% on 9/11/14; 25% annually for next 3 years
(6)	9/18/13

Represents shares earned under fiscal 2014 PRSUs based on Cisco’s performance through the end of the three-year performance period. These shares vested on 9/11/16 upon certification of operating and TSR performance goals under the fiscal 2014 PRSUs by the Compensation Committee.

(7)	5/29/14	25% on 6/11/15; 25% annually for next 3 years
(8)	7/11/14

Represents shares earned under fiscal 2014 PRSUs based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2014 through the end of fiscal 2016. These shares vested on 9/11/16 upon certification of TSR performance goals under the PRSUs by the Compensation Committee.

(9)	9/10/14	25% on 9/11/15; 25% annually for next 3 years
(10)	9/10/14

Vests on 9/11/17 based on (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, based on annual goals that are pre-established at the beginning of each of fiscal 2015, fiscal 2016 and fiscal 2017 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2015, fiscal 2016 and fiscal 2017. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s operating performance and relative TSR performance for the first two years of the three-year performance period exceeds target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(11)	11/21/14	25% on 11/20/15; 25% annually for next 3 years
(12)	11/21/14

Vests on 9/11/17 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting December 1, 2014 through the end of fiscal 2017. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s relative TSR performance for the period of December 1, 2014 through the end of fiscal 2016 exceeds target level. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(13)	5/28/15	One-third on 9/11/17; one-third annually for next 2 years
(14)	5/28/15

Vests beginning on 9/11/17 based on Cisco’s TSR relative to the S&P 500 Information Technology Index with the performance period divided over three separate measurement periods with (i) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (ii) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (iii) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s relative TSR performance for the first year of two of the three measurement periods exceeded target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(15)	7/23/15

Vests on 9/11/17 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2015 through the end of fiscal 2017. The number of shares and the payout value for the PRSUs reflect the target potential payout since Cisco’s relative TSR performance for the period of June 1, 2015 through the end of fiscal 2016 is at target level. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(16)	9/9/15	25% on 9/11/16; 25% annually for next 3 years
(17)	9/9/15

Vests on 9/11/18 based on (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, based on annual goals that are pre-established at the beginning of each of fiscal 2016, fiscal 2017 and fiscal 2018 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2016, fiscal 2017 and fiscal 2018. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s operating performance and relative TSR performance for the first year of the three-year performance period exceeds target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2016 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2016

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles H. Robbins	—	—	299,600	$7,795,592
Kelly A. Kramer	—	—	187,300	$4,953,859
John T. Chambers	583,334	$2,884,719	843,447	$21,946,491
Pankaj Patel	125,000	$1,066,220	414,121	$10,904,928
Chris Dedicoat	—	—	243,875	$6,505,815

(1)

Includes 31,450 shares subject to fully vested deferred stock units for Mr. Patel. As elected by the named executive officer, these shares will be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. For the values realized on vesting of the deferred stock units, see the “Nonqualified Deferred Compensation—Fiscal 2016” table below.

The following table shows the contributions and earnings during fiscal 2016, and account balance as of July 30, 2016, for named executive officers under the Deferred Compensation Plan or the 2005 Stock Incentive Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2016

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawal/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($) (4)
Charles H. Robbins	Deferred Compensation Plan	$34,279	$34,279	$1,364	—		$69,922
Kelly A. Kramer	—	—	—	—	—		—
John T. Chambers	—	—	—	—	—		—
Pankaj Patel	Deferred Compensation Plan	$426,180	$55,575	$134,316	—		$6,401,805
	2005 Stock Incentive Plan	$818,329	—	$167,601	$2,443,950	(5)	$2,935,460
Chris Dedicoat	—	—	—	—	—		—

(1)

The executive contribution amounts under the Deferred Compensation Plan were included in fiscal 2016 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, as applicable. The executive contribution amount under the 2005 Stock Incentive Plan represents the value of fully vested deferred stock units based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested—Fiscal 2016 table.

(2)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2016 will be, and the matching contribution rate for calendar year 2015 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit of $265,000 for each calendar year, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2016 and 2015 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2015 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2015 salary and non-equity incentive plan compensation, and

(ii) estimated calendar year 2016 matching contributions related to deferrals of fiscal 2016 salary and non-equity incentive plan compensation during calendar year 2016 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2016.

(3)

None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market. The earnings related to the 2005 Stock Incentive Plan represent a change in the market value of the underlying deferred Cisco stock units during fiscal 2016.

(4)

The following amounts included in this column for the Deferred Compensation Plan also have been reported in the Summary Compensation Table as compensation for fiscal 2016 or a prior fiscal year: Mr. Robbins, $68,558, Mr. Patel, $1,877,079. The aggregate grant date fair value of the fully vested deferred stock units under the 2005 Stock Incentive Plan included in this column that has been reported in the Summary Compensation Table as compensation for fiscal 2016 or a prior fiscal year for Mr. Patel was $494,554. The deferred equity amounts included in the table above are valued using the closing share price of Cisco common stock on July 29, 2016, which was $30.53.

(5)

The amount reported in this column represents the settlement of fully vested deferred stock units related to the deferral election made by Mr. Patel in prior fiscal years. Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying RSUs may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. Commencing with the fiscal 2016 annual equity grants, vested and deferred time-based RSUs shall be credited with dividend equivalents.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Core Total U.S. Bond Market ETF Trust; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MSCI EAFE Index Fund; BlackRock LifePath Index Retirement Fund; BlackRock LifePath Index 2020 Fund; BlackRock LifePath Index 2030 Fund; BlackRock LifePath Index 2040 Fund; and BlackRock LifePath Index 2050 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2016 and 2015, there are matching contributions on deferrals over the Internal Revenue Service limitation on compensation that may be taken into account under the 401(k) Plan ($265,000 for each of 2016 and 2015). Generally, the matching contribution rate for calendar year 2016 will be, and the matching contribution rate for calendar year 2015 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2016 and 2015 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions are expected to occur on specified future distribution dates or after participant’s separation of service.

Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying RSUs may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. Commencing with the fiscal 2016 annual equity grants, vested and deferred time-based RSUs shall be credited with dividend equivalents.

Potential Payments upon Termination or Change in Control

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan that is subject to vesting provisions, and each PRSU awarded from time to time, will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. However, we eliminated single-trigger change in control vesting (which only existed in the case of a hostile change in control) for equity awards granted beginning July 2016.

The Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount (at target levels for PRSUs) equal to the greater of (a) 100% of the unvested shares subject to the awards up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

The table below sets forth the intrinsic values that the continuing named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, (b) the death or terminal illness of the named executive officer, or (c) the retirement of the named executive officer, that in each case hypothetically occurred on the last business day of fiscal 2016. For RSUs and PRSUs, the intrinsic value is based upon the fiscal 2016 year-end closing share price of Cisco common share of $30.53, and for stock options, the value is based on such $30.53 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in Which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness (1)			Retirement (2)
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of PRSUs ($)
Charles H. Robbins	—	$34,053,162	$34,053,162	—	$11,495,308	$11,495,308	$—
Kelly A. Kramer	—	$19,997,516	$19,997,516	—	$10,000,000	$10,000,000	$—
John T. Chambers	—	$42,804,770	$42,804,770	—	$16,486,536	$16,486,536	$33,971,525
Pankaj Patel	—	$29,633,945	$29,633,945	—	$10,237,472	$10,237,472	$15,867,693
Chris Dedicoat	—	$19,682,691	$19,682,691	—	$10,000,000	$10,000,000	$4,454,815

(1)

Represents the greater of (i) the intrinsic value of full acceleration of unvested stock options, RSUs and PRSUs, up to the limit of $10 million, assuming those awards were to be accelerated under the Death and Terminal Illness Policy or (ii) up to one year of vesting of unvested stock awards from the date of death or determination of terminal illness. These values have not been, and may never be, realized.

(2)

Represents the value of PRSUs assuming shares were earned based on actual performance for the portion of the performance period that has been completed and target performance for the remainder. These values have not been, and may never be, realized. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

Ownership of Securities

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 30, 2016 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s CEO, CFO and the three most highly compensated executive officers (other than CEO and CFO) named in the “Summary Compensation Table” section, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 30, 2016 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 30, 2016, including, but not limited to, upon the exercise of options or the vesting of RSUs. References to RSUs in the footnotes of the table below include only RSUs outstanding as of July 30, 2016 that would vest or could settle on or within 60 days after July 30, 2016. PRSUs which vested and settled on September 11, 2016 upon satisfaction and certification of performance goals have been excluded because the vesting thereof was subject to material conditions other than the passage of time as of July 30, 2016. These PRSUs are referenced in the footnotes. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,028,533,955 shares of common stock outstanding on July 30, 2016 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 30, 2016.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc. (1)	332,635,829	6.6%
The Vanguard Group (2)	301,463,407	6.0%
Carol A. Bartz (3)	252,301	*
M. Michele Burns (4)	81,983	*
Michael D. Capellas (5)	109,226	*
John T. Chambers (6)	2,957,496	*
Amy L. Chang	—	*
Chris Dedicoat (7)	316,410	*
Brian L. Halla (8)	128,397	*
Dr. John L. Hennessy (9)	80,265	*
Dr. Kristina M. Johnson	15,495	*
Kelly A. Kramer (10)	201,184	*
Roderick C. McGeary (11)	132,491	*
Pankaj Patel (12)	565,148	*
Charles H. Robbins (13)	330,252	*
Arun Sarin (14)	64,724	*
Steven M. West (15)	53,968	*
All executive officers and directors as a group (17 Persons) (16)	5,354,613	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the SEC on January 26, 2016 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group and certain related entities. The address of The Vanguard Group is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(3)	Represents 234,673 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 15,000 shares.

(4)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 15,000 shares.

(5)	Includes options to purchase 15,000 shares.

(6)

Includes 8,724 shares held in a grantor retained annuity trust, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 1,191,666 shares and 17,000 shares subject to RSUs. Excludes 484,362 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

(7)

Includes options to purchase 180,000 shares and 110,750 shares subject to RSUs. Excludes 44,083 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

(8)	Includes 66,264 shares held by a family trust, 32,128 shares held by family limited partnerships, 13,205 shares subject to fully vested deferred stock units and options to purchase 15,000 shares.

(9)	Represents 65,265 shares subject to fully vested deferred stock units and options to purchase 15,000 shares.

(10)	Includes 51,925 shares subject to RSUs. Excludes 44,083 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

(11)	Includes 49,460 shares subject to fully vested deferred stock units and options to purchase 15,000 shares.

(12)

Includes 269,020 shares held by trusts, options to purchase 240,000 shares and 53,975 shares subject to RSUs. Excludes 209,307 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

(13)	Includes 228,525 shares subject to RSUs. Excludes 130,486 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

(14)	Represents 28,058 shares held by a family trust and 36,666 shares subject to fully vested deferred stock units.

(15)	Includes 49,868 shares held by the West-Karam Family Trust and 400 shares held by Mr. West’s spouse.

(16)

Includes 171,500 shares subject to fully vested deferred stock units, options to purchase 1,806,311 shares and 581,812 shares subject to RSUs. Excludes 837,466 shares subject to PRSUs which vested on September 11, 2016 upon satisfaction and certification of performance goals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cisco’s officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. As a matter of practice, Cisco’s administrative staff assists its officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on Cisco’s review of such forms in its possession and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2016. A late report was filed on behalf of Pankaj Patel involving an amendment to his fiscal 2013 Form 3 to report an additional 7,000 shares. This report was filed promptly upon discovery that a report covering these shares was not filed on time.

Equity Compensation Plan Information

The following table provides information as of July 30, 2016 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan and the Cisco Systems, Inc. Employee Stock Purchase Plan (“Purchase Plan”) and its sub-plan, the International Employee Stock Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the SA Acquisition Plan and the WebEx Acquisition Plan that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	195,913,506	(3)	$31.72	364,771,591	(4)
Equity compensation plans not approved by security holders	1,778,371	(5)(6)	$32.18	—

Total	197,691,877	(7)	$31.73	364,771,591	(8)

(1)	Excludes purchase rights currently accruing under the Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding RSUs and PRSUs, which have no exercise price.

(3)	Includes 122,470,806 shares subject to outstanding RSUs and 15,864,282 shares issuable under outstanding PRSUs based on an assumed target performance, unless performance is otherwise known.

(4)

Includes shares available for future issuance under the Purchase Plan. As of July 30, 2016, as reported in Cisco’s 2016 Annual Report on Form 10-K, an aggregate of 122,985,007 shares of common stock were available for future issuance under the Purchase Plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the share reserve by 1.5 shares. Further, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or RSUs that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote 5 below.

(5)

Includes outstanding options to purchase 1,315,143 shares of common stock under the SA Acquisition Plan and outstanding options with respect to 463,228 shares of common stock under the WebEx Acquisition Plan. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

(6)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 30, 2016, a total of 13,937,540 shares of common stock were issuable upon exercise of outstanding options and 7,713,307 shares were issuable upon the vesting of RSUs under those other assumed arrangements. The weighted average exercise price of those outstanding options is $5.70 per share. No additional awards may be granted under those assumed arrangements.

(7)

As of July 30, 2016, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2016 Annual Report on Form 10-K were 73,294,329 shares, which included the 13,937,540 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote 6 above.

(8)

As of July 30, 2016, 241,786,584 shares and 122,985,007 shares were available for future issuance under the 2005 Stock Incentive Plan and the Purchase Plan, respectively, as reported in Cisco’s 2016 Annual Report on Form 10-K.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., Cisco adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates, who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. Since November 15, 2007, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. Shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled become available for reuse under the 2005 Stock Incentive Plan.

AUDIT COMMITTEE MATTERS

Proposal No. 3—Ratification of Independent Registered Public Accounting Firm

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

The Audit Committee is directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent registered public accounting firm retained to audit Cisco’s consolidated financial statements. The Audit Committee has appointed PwC as Cisco’s independent registered public accounting firm for fiscal 2017 and is responsible for pre-approving all audit and permissible non-audit services to be provided by PwC. PwC has audited Cisco’s consolidated financial statements annually since fiscal 1988. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chairman and other members of the Audit Committee are directly involved in the selection of PwC’s new lead engagement partner, including the most recent selection of PwC’s lead engagement partner for the period of service beginning with fiscal 2014. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as Cisco’s independent registered public accounting firm is in the best interests of Cisco and its shareholders. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PwC for professional services rendered for the fiscal years ended July 30, 2016 and July 25, 2015:

Fee Category	Fiscal 2016 Fees	Fiscal 2015 Fees
Audit Fees	$21,906,000	$20,751,000
Audit-Related Fees	6,935,000	4,000,000
Tax Fees	3,585,000	3,625,000
All Other Fees	74,000	84,000

Total Fees	$32,500,000	$28,460,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation (including audits of stand-alone financial statements for the SP Video CPE Business required in connection with its divestiture), and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $3,576,000 and $3,568,000 in fiscal 2016 and fiscal 2015, respectively. All other tax fees were $9,000 and $57,000 in fiscal 2016 and fiscal 2015, respectively.

All Other Fees.    Consists of fees for professional services other than the services reported above, including permissible business process advisory and consulting services, and the translation of filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2016 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2016 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

Arun Sarin

Form 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 30, 2016, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

Certain Relationships and Transactions with Related Persons

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s COBC or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby John T. Chambers, Cisco’s Executive Chairman, is generally required to utilize a private aircraft for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2016, there are approximately $3.7 million of reimbursements to Mr. Chambers under this policy.

A son of Executive Vice President, Worldwide Sales and Field Operations, Chris Dedicoat, is employed by Cisco as a partner account manager in Cisco’s finance organization based in the United Kingdom. Mr. Dedicoat’s son received total compensation of approximately $155,000 for fiscal 2016. The total compensation includes salary, commissions and other compensation.

A sister of Senior Vice President and Chief of Operations, Rebecca Jacoby, is employed by Cisco as a vice president within Cisco’s sales organization based in California. Ms. Jacoby’s sister received total compensation of approximately $1.42 million for fiscal 2016. The total compensation includes salary, non-equity incentive plan compensation, stock awards and other compensation. For the first half of fiscal 2016, Ms. Jacoby’s sister reported indirectly to Ms. Jacoby after which time she commenced her current role outside of Ms. Jacoby’s organization. To avoid any conflict of interest while she was within Ms. Jacoby’s organization, Cisco appointed an independent person to handle decisions relating to her job duties and assignments, compensation and job performance evaluations.

A brother-in-law of Rebecca Jacoby served in a Cisco account manager role during a portion of fiscal 2016 for a company which provides contingent technology workers to Cisco in organizations not reporting to Ms. Jacoby. Cisco made payments to that company of approximately $33 million for the contingent technology workers for fiscal 2016.

A sister-in-law of Rebecca Jacoby is employed as an account executive by a company which provides management consulting services to Cisco. Ms. Jacoby’s sister-in-law was directly involved in transactions between Cisco and her employer for which Cisco paid a total of approximately $630,000 during fiscal 2016, and her interest in those transactions was approximately $180,000. Ms. Jacoby had no direct involvement in these transactions.

A son of Senior Vice President and Chief Marketing Officer, Karen Walker, is employed by Cisco as a consultant within Cisco’s sales organization based in California. Ms. Walker’s son received total compensation of approximately $124,000 for fiscal 2016. The total compensation includes salary, non-equity incentive plan compensation and other compensation.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

The Unitarian Universalist Association, 24 Farnsworth Street, Boston, MA 02210-1409, a beneficial owner of 186,096 shares of Cisco common stock, joined by another filer (whose name, address and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), has notified us that it intends to present the following proposal at the meeting:

Shareholder Proposal

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Cisco’s lobbying is consistent with Cisco’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Cisco Systems, Inc. (“Cisco”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Cisco used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Cisco’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Cisco is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Cisco spent $5.04 million in 2014 and 2015 on direct federal lobbying activities (opensecrets.org). This figure does not include expenditures to influence legislation in states, where Cisco also lobbies but disclosure is uneven or absent. For example, Cisco reportedly lobbied in 34 different states from 2010 through 2014 (“Amid Federal Gridlock, Lobbying Rises in the States,” The Center for Public Integrity, Feb. 11, 2016). And Cisco’s lobbying over drone regulation has attracted media scrutiny (“New Drone Advocacy Group Launches with Cisco and CNN as Members,” Fortune, May 3, 2016).

Cisco lists its membership in the U.S. Chamber of Commerce, which has spent over $1.2 billion on lobbying since 1998. But Cisco does not comprehensively disclose all of its major trade association memberships, such as failing to list its membership in the Business Roundtable, which spent $19.25 million on lobbying in 2015. Cisco also does not disclose its payments to trade associations or the amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Cisco’s long-term interests. For example, Cisco is a member company in the EPA’s Green Power Partnership, yet the U.S. Chamber of Commerce has aggressively attacked the EPA Clean Power Plan to address climate change (“Move to Fight Obama’s Climate Plan Started Early,” New York Times, Aug. 3, 2015) and has sued the EPA to block it.

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors has considered this proposal and believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

While Cisco supports the transparency and accountability themes mentioned in this proposal, Cisco believes that adopting this proposal is unnecessary and would not be in the best interests of Cisco or its shareholders. In our view, the disclosure Cisco already provides on its own website regarding its public policy engagement approach, Cisco’s compliance with existing disclosure laws and regulations relating to lobbying, and the voluntary restraints Cisco has long imposed on itself regarding the scope of its public policy-related activities provide a significant level of transparency and accountability to Cisco’s shareholders, thereby making adoption of this proposal unnecessary.

Because of the potential impact on Cisco’s business from both current as well as proposed laws and regulations, Cisco has long believed in the importance of participating in the public policy decision making process, provided such participation complies with regulations and related disclosure requirements. Information about Cisco’s public policy engagement approach, including its policy priorities, the limitations it imposes on itself relating to public policy-related activities, and the manner in which it discloses its public policy efforts, is disclosed on Cisco’s public website on a webpage entitled “Cisco’s Public Policy Engagements”. The URL (web address) for this webpage is the following: http://www.cisco.com/c/en/us/about/government-affairs/government-policy-issues/public-policy-engagements.html.

In part as a result of proactive engagement with its shareholders, Cisco regularly reviews and updates this webpage, and in our view the updated disclosure on the Public Policy Engagements webpage reflects Cisco’s commitment to be transparent and accountable with respect to its public policy-related activities. For example, in fiscal 2016 Cisco expanded disclosure around payments to trade associations, industry groups and certain other organizations, and in fiscal 2017 Cisco included links to its federal lobbying disclosure reports.

As disclosed on the Public Policy Engagements webpage, Cisco engages with governments at many different levels to help shape public policy and regulations that support the technology sector and help governments meet their goals. Cisco’s Government Affairs team develops and influences pro-technology public policies and regulations. Working collaboratively with industry stakeholders and association partners, the team builds relationships with government leaders to influence policies that affect Cisco’s business and overall information technology (IT) adoption, and to help shape policy decisions at a global, national, state and local level. Cisco’s Government Affairs team is comprised of former parliamentarians, regulators, senior U.S. government officials, and government affairs professionals who help Cisco promote and protect the use of technology around the world.

As to disclosure of Cisco’s actual lobbying expenditures, links to Cisco’s federal expenditures can be viewed on the Public Policy Engagements webpage, and its California expenditures can be viewed on the http://cal-access.sos.ca.gov/lobbying website. In other states, disclosure reports concerning Cisco’s lobbying activities may be obtained from the websites of the applicable state governments. To the extent grassroots lobbying is covered by a particular state’s disclosure laws, those amounts are included in those reports.

As regards the scope of its public policy-related activities, Cisco voluntarily imposes on itself certain restraints. Cisco does not make contributions to political parties or other committees for the purpose of influencing the election of candidates to federal, state, or local public office. Cisco also does not engage in independent expenditures or electioneering communications, nor does it make payments to trade associations or other industry groups to be used specifically for political purposes. To ensure that trade associations and industry groups comply with this policy, Cisco’s policy is to inform all of its groups of this restriction by written communication on an annual basis. Cisco does occasionally make contributions in support of U.S. state and local and ballot measures on issues such as transportation or education that affect its operations. As of fiscal 2016, Cisco’s practice is to disclose such contribution activity on the Public Policy Engagements webpage on a quarterly basis.

Additionally, Cisco has in place internal processes designed to ensure proper execution and accountability with respect to its public policy-related activities including lobbying. For example, Cisco’s Board of Directors reviews the company’s political-related contributions on at least an annual basis and participates in regular discussions among the Board and with Cisco’s senior management concerning many core subjects including public policy matters. Cisco’s Government Affairs team is part of Cisco’s Government and Community Relations organization which reports directly to a member of Cisco’s executive leadership team which ensures appropriate management-level oversight of the team’s activities.

Cisco’s current disclosures and policies with regard to public policy-related activities, including lobbying, together with existing federal and state law-mandated disclosure requirements, provide a significant level of transparency and accountability to Cisco’s shareholders. Cisco believes that it has in place a robust system of transparency and accountability relating to decisions about public policy-related activities, and that Cisco resources are being used for these initiatives and objectives in a manner that is in the best interest of Cisco and its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Holy Land Principles, Inc., Capitol Hill, P.O. Box 15128, Washington, D.C. 20003-0849, a beneficial owner of 400 shares of Cisco common stock, has notified us that it intends to present the following proposal at the meeting:

Shareholder Proposal

BREAKDOWN OF CISCO’S WORKFORCE IN ISRAEL-PALESTINE

WHEREAS, Cisco Systems, Incorporated has operations in Israel-Palestine;

WHEREAS, achieving a lasting peace in the Holy Land—with security for Israel and justice for Palestinians—requires fairness in all aspects of society;

WHEREAS, although not all aspects of fairness can be immediately achieved in the current circumstances, we believe that it is possible at this time to achieve greater fairness in employment practices;

We believe that that it is desirable for Cisco to disclose the breakdown of its workforce there using the nine job categories which are utilized in the U.S. Department of Labor’s EEO-1 Report (Equal Employment Opportunity): 1. Officials and managers; 2. Professionals; 3. Technicians; 4. Sales; 5. Office and clerical; 6. Craft Workers (skilled); 7. Operatives (semiskilled); 8. Laborers (unskilled); 9. Service workers.

THEREFORE BE IT RESOLVED that the shareholders request Cisco to prepare a report within four months of the annual meeting, at reasonable cost and omitting proprietary information, covering the following: A chart of employees in Palestine-Israel identifying the number who are Arab and non-Arab broken down by the nine EEO-1 job categories for each of the past three years.

SUPPORTING STATEMENT

The proponent believes that Cisco Systems Incorporated benefits by disclosing requested breakdown of its workforce to demonstrate that Cisco practices fair employment in the Holy Land.

Please vote your proxy FOR these concerns.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco creates an environment where all employees can expect to be treated fairly and have equal opportunities to succeed, regardless of race, ethnicity, gender, disability, sexual orientation, age or veteran status. Cisco applies this approach globally, both with current employees and those it seeks to hire. Given its demonstrably strong policies and practices, its award-winning record with regard to workforce diversity, and its global commitment to abide by fair employment and non-discrimination practices, Cisco believes that adoption of the proponent’s proposal is unnecessary and not in the best interest of Cisco or its shareholders.

Cisco long ago established a Code of Business Conduct (COBC), which includes Cisco’s commitment to uphold human rights—of which employment-related rights are an important subset—within the context of its business operations. The COBC can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com. With regard to day-to-day activities and business decisions relating to its workforce, Cisco also relies on its many employee policies and guidelines that incorporate relevant laws and ethical principles, such as those pertaining to nondiscrimination, immigration, fair pay and working hours.

In addition to its proactive approach to ethical employment practices, Cisco likewise recognizes the advantages it gains for global success by having a work environment that promotes inclusion and values diversity. Cisco believes that it must have a mix of employees that mirrors the markets where it does business in order to drive innovation and relevance with its customers. Cisco has been active in pursuing its goals in this area, having received numerous awards for its diversity efforts at the international, national and local levels. A full list of Cisco’s awards can be found by visiting the following webpage:

http://weare.cisco.com/c/r/weare/amazing-stories/amazing-things/awards-wall.html#tab-workplace.

Cisco’s capability with regard to addressing global workplace diversity issues, as well as expanding economic development programs in non-U.S. countries and regions and increasing opportunities for workers there, can be seen in the extent to which it has embedded corporate social responsibility (“CSR”) into its business operations. Information about Cisco’s numerous CSR initiatives, both domestic and international, and including its work in the Palestinian Territories, can be found on Cisco’s CSR webpage. The CSR webpage can be found by clicking on the “Corporate Social Responsibility” link at the bottom of Cisco’s www.cisco.com homepage. Within the CSR section of Cisco’s website, information about Cisco’s initiatives within the Palestinian Territories can be found by accessing the following webpage: http://csr.cisco.com/casestudy/commitment-for-palestine.

Another example of Cisco’s work in the Israel-Palestine region is its leadership role with the Ma’antech program. As further disclosed in Cisco’s 2015 CSR Report, which is available on the CSR webpage, the Ma’antech program seeks to place Israeli-Arab engineers into high-quality jobs within the Israeli information and communications technology (ICT) sector. Working with 52 other ICT companies, Cisco collectively has placed more than 1,400 Israeli-Arab engineers in ICT jobs, doubling the number in the sector since it launched the program in 2011.

Cisco’s global workplace practices are designed to incorporate a variety of objectives relating to diversity, economic empowerment and opportunity, and ethical employment practices. Cisco has long been proactive in implementing these practices in both domestic and international locations including in the Israel-Palestine region. For these reasons, Cisco believes that the action called for in the proposal is unnecessary and not in the best interest of Cisco or its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Heartland Initiative, Inc., 174 Carroll St. SE, Atlanta, GA 30312, a beneficial owner of 160 shares of Cisco common stock, has notified us that it intends to present the following proposal at the meeting:

Shareholder Proposal

WHEREAS, Cisco Systems has established business operations in the State of Israel (“Israel”);

WHEREAS, Israel has militarily occupied certain territories since 1967, and according to the United States Government and the international community, does not possess sovereign powers over such areas, and thus cannot establish national legal entities and operations in said occupied territories;

WHEREAS, by designating certain areas within the occupied territories as National Priority Zones for development and settlement (the ‘Settlements’), and providing financial and tax incentives to individuals with access to residency therein, or businesses operating therefrom, Israel provides competitive advantages to Cisco Systems’ potential business partners or suppliers who operate from such Settlements;

WHEREAS, the United States Government has declared such Settlements to be “illegitimate”;

WHEREAS, Israel’s Arab minority citizens (20% of its population) may be denied equal access to these financial, tax, and employment opportunities due to limitation of residency privileges therein;

WHEREAS, due to the above, services and goods supplied to Cisco System from, or profits derived by Cisco Systems through potential operations in, such Settlement areas are morally tainted, and the mere suspicion of Cisco Systems’ connection to such Settlements places its reputation and its commitments to employees and shareholders at risk;

WHEREAS, Cisco Systems has made various social responsibility commitments to its employees, customers, and shareholders, including its endorsement of the UN Guiding Principles (“Ruggie Principles”) which highlight the heightened human rights risks businesses face in areas where there is conflict over territory, and which affirm the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, and thereby equal access;

WHEREAS, Cisco Systems’ involvement in such Settlements, directly or indirectly, through its purchasing and supply chain, its sales and distribution, or its business, partnership and license relationships may be inadvertently enabling Settlement activities and growth, or profiting therefrom;

RESOLVED: Shareholders request that the Board form an ad hoc committee to reassess business policies and criteria, above and beyond legal compliance, for determining whether and when the company will initiate, conduct or terminate business involvements with Israel’s Settlements, including supply chain, sales and distribution, and other business relationships (direct, partnerships, and licenses) and to monitor and report to shareholders on progress on meeting these policies at least annually, at reasonable expense and excluding proprietary information.

SUPPORTING STATEMENT

In assessing policies and criteria, Cisco Systems should assess how business relations, via supply chain or other involvements with Israel’s Settlements, places at risk its reputation and its commitments to employees, customers, and shareholders, and how those constituencies will benefit from Cisco Systems’ establishment of appropriate policies to identify and remedy such risks.

Please vote your proxy FOR this proposal.

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors has considered this proposal and believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s Board and management have devoted, and continue to devote, significant effort to ensure that Cisco is aware of and able to properly address public policy issues of importance to Cisco’s business. Because Cisco believes public policy areas relevant to Cisco’s business, including those relating to its international business operations and specifically those within Israel and the Palestinian Territories, are already actively and properly addressed within Cisco’s existing organizational structure and policies, with appropriate board oversight, Cisco believes that adding a specific committee of the board is unnecessary and not in the best interest of Cisco or its shareholders.

At both the board and management levels, Cisco undertakes appropriate oversight of its policy-related initiatives. Cisco’s Government Affairs team, which is dedicated to legal and ethical participation in the development of public policies on issues of significance to Cisco’s business, is part of Cisco’s Government and Community Relations organization which reports directly to a member of Cisco’s executive leadership team which ensures appropriate management-level oversight of the team’s activities. At the board level, Cisco’s Board of Directors participates in regular discussions, among the Board and with Cisco’s senior management, concerning many core subjects including public policy matters. In our view, this board and management oversight, together with direct engagement of important domestic and international public policy issues through the Government Affairs team, makes unnecessary the creation of a new ad hoc board committee to assess policies related to Cisco’s business involvements with the Settlements.

Cisco’s ability to properly blend business and public policy-related goals can be seen in its capability with regard to addressing important human rights-related issues, including those in locations outside of the United States. For example, Cisco’s ability to expand economic development programs and increase opportunities for workers in non-U.S. countries can be seen in the extent to which Cisco has embedded corporate social responsibility (“CSR”) into its business operations. Cisco’s strategic investments in CSR seek to address a number of human rights-related issues, both domestic and international, and Cisco strives to utilize its people and technologies to help transform societies. Information about Cisco’s numerous CSR initiatives, including Cisco’s work within the Palestinian Territories, can be found on Cisco’s CSR webpage. Specifically, information about Cisco’s initiatives in the Palestinian Territories can be found by accessing the following webpage: http://csr.cisco.com/casestudy/commitment-for-palestine.

As reported in Cisco’s 2015 CSR Report, Cisco regularly evaluates and addresses human rights issues within its business operations and in the communities in which it operates. Cisco’s global human rights policy closely follows the UN Guiding Principles on Business and Human Rights. This is now a common framework for companies to use for reporting their goals and progress. Cisco is also a signatory to the United Nations Global Compact (“UNGC”), a strategic policy initiative for businesses that are committed to aligning their operations and strategies with 10 universally accepted principles in several important subject areas including human rights and labor. Cisco’s Code of Business Conduct (COBC) explicitly references, among other things, its support of the UNGC, and Cisco employees are required to abide by, and make annual certifications regarding compliance with, the COBC.

With regard to the supply chain aspect of its international operations, Cisco is a member of the Electronic Industry Citizenship Coalition (EICC). Cisco has adopted the EICC’s Supplier Code of Conduct, which specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, non-discrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws. Cisco is an EICC board member and has been instrumental in the organization’s expansion.

Cisco believes that its current board committee structure and level of management engagement provide an appropriate level of oversight of Cisco’s public policy-related initiatives, both inside and outside the United States. Therefore, Cisco believes it unnecessary to create a new board committee to assess policies related to business involvements with the Settlements. In our view, Cisco has in place sufficient policies and organizational capabilities to identify, evaluate and address the various domestic and international policy initiatives that require Cisco’s attention—including its business involvements with the Settlements—and that Cisco resources are currently being deployed with regard to such initiatives in a manner that is in the best interests of Cisco and its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

INFORMATION ABOUT THE MEETING

General Information

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Monday, December 12, 2016, on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, and at any adjournments or postponements of the annual meeting.

The annual meeting will be held for the following purposes:

•	To elect eleven members of Cisco’s Board of Directors (Proposal No. 1);

•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017 (Proposal No. 3);

•	To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting (Proposal Nos. 4, 5 and 6); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017 (Proposal No. 3); and

•	AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 4, 5 and 6).

Voting Rights

Only shareholders of record of Cisco common stock on October 14, 2016, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,026,283,007 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 3, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of October 14, 2016, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank, brokerage firm or other holder of record (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Registration will begin at 8:30 a.m. Pacific Time on the date of the annual meeting. If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the annual meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the annual meeting.

Voting via the Internet, by Telephone or by Mail

Holders of shares of Cisco common stock whose shares are registered in their own name with Cisco’s transfer agent, Computershare Investor Services (“Computershare”), are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a shareholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 29, 2017 (Proposal No. 3), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 4, 5 and 6), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Cisco shareholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described in the “Internet Availability of Proxy Materials” section below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described in the “Admission to Meeting” section above.

Proxy Solicitation and Costs

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. In addition, Cisco has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm an estimated fee of $30,000 plus additional fees for telephone solicitation of proxies, if needed, and its customary out-of-pocket expenses, for proxy solicitation services. Proxies may also be solicited on behalf of the Board by directors, officers or employees of Cisco by telephone or in person, or by email or through the Internet. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

Internet Availability of Proxy Materials

In accordance with the rules of the SEC, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

Shareholder Proposals and Nominations for 2017 Annual Meeting of Shareholders

Requirements for Shareholder Proposals to Be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Cisco’s proxy materials relating to its 2017 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than June 26, 2017. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2017 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between July 26, 2017 and August 25, 2017. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Requirements to Submit Candidates for Nomination to be Elected at the Annual Meeting.    To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2017 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 26, 2017 and August 25, 2017 (or, if the 2017 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2016 Annual Meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2017 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Requirements to Submit Candidates for Nomination and Inclusion in Cisco’s Proxy Materials.    Pursuant to the proxy access provisions of Cisco’s bylaws, an eligible shareholder or group of shareholders may nominate one or more director candidates to be included in Cisco’s proxy materials. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by Cisco’s Secretary in writing between May 27, 2017 and June 26, 2017 (or, if the 2017 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2016 Annual Meeting, by the later of the close of business on the date that is 180 days prior to the date of the 2017 annual meeting or within 10 calendar days after Cisco’s public announcement of the date of the 2017 annual meeting) at the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting nominees for inclusion in Cisco’s proxy materials pursuant to the proxy access provisions of Cisco’s bylaws, shareholders must follow the notice procedures and provide the information required by Cisco’s bylaws.

In addition, the proxy solicited by the Board of Directors for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to August 25, 2017 and (ii) any proposal made in accordance with the bylaw provisions, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

Other Matters

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Evan Sloves

Secretary

Dated: October 19, 2016

CISCO
CISCO SYSTEMS, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E14432-P82844 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
CISCO SYSTEMS, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
1. Election of Directors
Nominees: For Against Abstain
1a. Carol A. Bartz ☐ ☐☐
1b. M. Michele Burns ☐ ☐☐
1c. Michael D. Capellas ☐ ☐☐
1d. John T. Chambers ☐ ☐☐
1e. Amy L. Chang ☐ ☐☐
1f. Dr. John L. Hennessy ☐ ☐☐
1g. Dr. Kristina M. Johnson ☐ ☐☐
1h. Roderick C. McGeary ☐ ☐☐
1i. Charles H. Robbins ☐ ☐☐
1j. Arun Sarin ☐ ☐☐
1k. Steven M. West ☐ ☐☐
For Against Abstain
2. Approval, on an advisory basis, of executive compensation. ☐ ☐☐
3. Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2017. ☐ ☐☐
The Board of Directors recommends you vote AGAINST Proposals 4, 5 and 6 submitted by shareholders:
4. Approval to request an annual report relating to Cisco’s lobbying policies, procedures and activities. ☐ ☐☐
5. Approval to request a report disclosing certain employment data relating to Cisco’s Arab and non-Arab employees in Israel-Palestine for each of the past three years. ☐ ☐☐
6. Approval to request the Board to form a committee to reassess policies and criteria for decisions with respect to Cisco’s business involvements with Israel’s Settlements. ☐ ☐☐
To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Please indicate if you plan to attend this meeting.
☐ ☐
Yes No
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
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CISCO
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E14433-P82844
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 12, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held December 12, 2016 and the proxy statement, and appoints Charles H. Robbins and Evan Sloves or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on December 12, 2016 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE ELEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4, 5 AND 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Continued and to be signed on reverse side
V.1.1